Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

WILLAMETTE EGG FARMS, L.L.C.,
SELLERS AND OWNERS NAMED HEREIN,
SELLERS’ REPRESENTATIVE NAMED HEREIN
AND
M. G. WALDBAUM COMPANY

Dated as of September 22, 2015

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of September 22, 2015, by and among M. G. WALDBAUM COMPANY, a Nebraska Corporation (“Purchaser”), WILLAMETTE EGG FARMS, L.L.C., an Oregon limited liability company (the “Company”), WEF, INC., an Oregon corporation (“WEF”), and GREGORY D. SATRUM, TRUSTEE OF THE GREGORY SATRUM LIVING TRUST U/A/D 4/19/12 (together, the “Sellers”), DANIEL F. CUNNINGHAM, TRUSTEE OF THE DANIEL F. CUNNINGHAM REVOCABLE LIVING TRUST U/A/D APRIL 22, 1991, AS AMENDED, DANIEL F. CUNNINGHAM, TRUSTEE OF THE DANIEL F. CUNNINGHAM IRREVOCABLE TRUST U/A/D JUNE 19, 2015, GORDON D. SATRUM, an individual, GORDON D. SATRUM, TRUSTEE OF THE GORDON D. SATRUM IRREVOCABLE TRUST U/A/D JUNE 19, 2015, KARIN M. SATRUM, TRUSTEE OF THE IRREVOCABLE TRUST FOR KARIN M. SATRUM U/A/D 12/31/2012 and JOY L. CUNNINGHAM, TRUSTEE OF THE IRREVOCABLE TRUST FOR JOY L. CUNNINGHAM U/A/D 12/31/2012 (together, the “Owners”), and GORDON D. SATRUM, as representative of the Sellers (the “Sellers’ Representative”). Certain capitalized terms used in this Agreement are defined in Section 1.1.
RECITALS
A.The Company is a fully-integrated egg operation business, with feed mills, pullet growing operations, egg production and processing, and sales and distribution (the “Business”).
B.The Sellers own all (100%) of the issued and outstanding membership interests of the Company (collectively the “Membership Interests”). The Owners own all (100%) of the issued and outstanding equity securities of WEF and shall derive direct and indirect benefits as a result of the consummation of the transactions contemplated by this Agreement.
C.The Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of the Membership Interests on the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Certain Defined Terms. As used in this Agreement, the terms below shall have the following meanings.
“Access Agreement” has the meaning specified in Section 6.11.
“Acquisition Transaction” has the meaning specified in Section 6.12.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Allocation” has the meaning specified in Section 2.8(b).
“Ancillary Agreements” means all ancillary agreements referred to herein or contemplated hereby to be executed in connection with the Closing and the consummation of the transactions contemplated hereby, including the Escrow Agreement, the Assignments and the Release Agreements.
“Anti-Trust Filings” has the meaning specified in Section 6.4(a).
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assignments” has the meaning specified in Section 3.2(a)(i).
“Bankruptcy and Equity Exception” has the meaning specified in Section 4.2(b).
“Base Purchase Price” has the meaning specified in Section 2.2.
“Basket Amount” has the meaning specified in Section 8.4(a).
“Business” has the meaning specified in the Recitals.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of the United States of America or the State of New York.
“Cap Amount” has the meaning specified in Section 8.4(a).
“Closing” has the meaning specified in Section 3.1.
“Closing Adjustment Escrow Account” means the escrow account to be established with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement to secure any payments to be made by the Sellers pursuant to Section 2.6(b).
“Closing Adjustment Escrow Amount” means One Million Dollars ($1,000,000).
“Closing Cash Payment” has the meaning specified in Section 2.4(e).
“Closing Date” has the meaning specified in Section 3.1.
“Closing Date/Reference Date Income Differential” means the amount of taxable income or loss (including amounts separately stated under Section 702 of the Code) of the Company for U.S. federal income tax purposes for the period beginning on the day after the Reference Date and ending on the Closing Date, calculated as if such period were a separate taxable year of the Company and calculated in accordance with the principles of Section 6.18(c)(i). For the avoidance of doubt, if the Reference Date and Closing Date occur on the same day, the Closing Date/Reference Income Differential shall be zero ($0).
“Closing Indebtedness” means the amount of all Indebtedness that remains unpaid and owing as of the close of business on the Closing Date.

“Closing Transaction Expenses” means all Transaction Expenses unpaid as of the close of business on the Closing Date.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning specified in the first paragraph of this Agreement.
“Company Benefit Plan” has the meaning specified in Section 4.15(a).
“Company Compliance Certificate” has the meaning specified in Section 7.1(b).
“Company Confidential Information” means all information (however evidenced or maintained) held or used by or relating to the Company, any of its Subsidiaries or the Business, including: (i) all information that is a Trade Secret; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software (including firmware and other software embedded in hardware devices), publicly undisclosed software code (including publicly undisclosed source, executable or object code), subroutines, interfaces and algorithms, and computer software, database technologies, systems, structures and architectures; and (iii) all information concerning the business and affairs of the Company and its Subsidiaries, including historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.
“Company Insurance” has the meaning specified in Section 4.24.
“Company Intellectual Property” has the meaning specified in Section 4.14(a).
“Company Pension Plan” has the meaning specified in Section 4.15(b).
“Company Real Estate” has the meaning specified in Section 4.11(c).
“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated May 14, 2015, between Post Holdings, Inc. and the Company.
“Continued Employees” has the meaning specified in Section 6.16(a).
“Contract” means any contract, indenture, note, bond, lease, license, commitment, obligation, instrument, arrangement, understanding or other agreement to which a Person is legally bound or to which its assets or properties are subject and any amendments or supplements thereto.
“Direct Claims” has the meaning specified in Section 8.5(c).
“Disclosure Schedules” has the meaning specified in Article IV.
“DOJ” means the United States Department of Justice.

“Encumbrance” means any claim, lien, pledge, option to purchase or lease, right of first offer or refusal, buy-sell agreement, defect in title, charge, condition, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, title retention agreement, restriction on transfer, voting agreement, voting trust, proxy, preemptive right (whether statutory or contractual), member/shareholder or similar agreement, adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other restriction or encumbrance of any nature or kind, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future that is not eliminated, cured or waived as of the Closing Date.
“Environmental Laws” means all Laws relating to (a) the protection of health, safety or the environment, (b) the discharge or discard of pollutants, wastes, contaminants, Hazardous Substances, odors or products, (c) monitoring for or mitigating risks of vapor intrusion or indoor air contamination; or (d) land application of bird or animal by-products, shells, manure and carcasses, or (e) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, and any and all other comparable state or local Laws, and all amendments thereto or regulations promulgated thereunder, relating to the environment, health or safety, including voluntary programs intended to facilitate voluntary Remediation of Environmental Releases or Hazardous Substances.
“Environmental Releases” means any spill, leak, emission, emptying, escaping, injection, deposit, discharge, disposal, escape, dumping, leaching, migrating, movement, placing, presence, pumping, pouring, seeping or release of a Hazardous Substance.
“Environmental Reports” has the meaning specified in Section 6.20.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.
“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit A attached hereto, to be entered into on the Closing Date among the Purchaser, the Sellers’ Representative and the Escrow Agent, providing for the establishment of the Indemnification Escrow Account and the Closing Adjustment Escrow Account.
“Estimated Closing Indebtedness” has the meaning specified in Section 2.3(a)(v).
“Estimated Closing Transaction Expenses” has the meaning specified in Section 2.3(a)(iv).
“Estimated Pre-Closing Tax Obligations” has the meaning specified in Section 2.3(a)(vi).
“Estimated Reference Date Cash” has the meaning specified in Section 2.3(a)(ii).
“Estimated Reference Date Income Amount” has the meaning specified in Section 2.3(a)(iii).
“Estimated Reference Date Net Working Capital Adjustment” has the meaning specified in Section 2.3(a)(i).

“Event” means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts.
“FDA” means the United States Food and Drug Administration.
“FFDC Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
“Final Allocation” has the meaning specified in Section 2.8(b).
“Financial Statements” has the meaning specified in Section 4.6(a).
“Food and Drug Law” means any Law, policy, regulation or procedure of the FDA or the FTC or other Governmental Authority relating to the production, manufacture, processing, labeling, promotion, sale, distribution, transportation, holding, safety or efficacy of the products of the Company and its Subsidiaries or their regulation, including the FFDC Act, the Poultry Products Inspection Act (21 U.S.C. § 451 et seq.); the Egg Products Inspection Act (21 U.S.C. § 1031 et seq.), and the regulations, policies, and compliance guidance issued or administered by the FDA and any agencies within the USDA, including the Food Safety and Inspection Service.
“FTC” means the United States Federal Trade Commission.
“FTC Act” means the Federal Trade Commission Act, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Good Manufacturing Practices” means minimum required practices related to the manufacturing, packaging, labeling, or holding of the Products, including such practices established by rules promulgated by the FDA.
“Governmental Authority” means any nation or government, province, state, county, municipality and any other political subdivision, regulatory body, agency or instrumentality or authority of any of the foregoing, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Hazardous Substances” means any substance, material or waste that is toxic, ignitable, reactive, corrosive, radioactive or caustic, or is regulated, classified, or is otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, bird or animal by-products, shells, manure and carcasses.
“Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law requirements, in each case concerning worker health and safety, each as amended and as now or hereafter in effect.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of any property, all conditional sale obligations of such Person (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations under any interest rate, currency, swap or other hedging agreements, in each case, excluding any undrawn letters of credit; (v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon; (vi) all obligations of the type referred to in clauses (i) through (v) of another Person secured by any Encumbrance on any property or asset of such first Person (whether or not such obligation is assumed by such Person) in each case including any and all accrued interest, prepayment fees, expenses, premiums or penalties, related thereto; and (iv) all Indebtedness Prepayment Expenses.
“Indebtedness Prepayment Expenses” means all prepayment or termination fees, expenses or breakage costs, redemption prices or premiums (including any “make-whole” premiums) and penalties in each case payable in connection with any redemption, prepayment, defeasance or other satisfaction of amounts for any outstanding Indebtedness of the Company or any of its Subsidiaries.
“Indemnification Escrow Account” means the escrow account to be established with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement to secure any payments to be made by the Sellers and the Owners pursuant to Article VIII.
“Indemnification Escrow Amount” means Four Million Nine Hundred Thousand Dollars ($4,900,000).
“Indemnified Party” has the meaning specified in Section 8.5.
“Indemnifying Party” has the meaning specified in Section 8.5.
“Intellectual Property” means all intellectual, industrial, and proprietary rights, whether domestic or foreign (including the right to sue and recover damages, costs and attorney’s fees for past, present and future infringement, misappropriation and/or dilution of same), including without limitation: (i) all patents, trademarks, trade names, service marks and copyrights; (ii) all trade secrets, confidential information, and know-how, including all technical, manufacturing, and engineering information, data, new developments, designs, inventions, or ideas, and all related documentation, whether in hard copy or electronic format; (iii) all words, symbols, icons, logos, trade dress or other indicia of origin, whether registered or unregistered, and all rights necessary to prevent unfair trading; (iv) all information technology systems and computer software, including without limitation, source code, operating systems and specifications, data, databases, files, programs, documentation and materials related thereto; (v) all Internet addresses and domain names; (vi) all applications and registrations related to, and all licenses and sub-licenses granted to or by third parties to use, any of the foregoing; and (vii) all goodwill relating to any of the foregoing.
“Interim Balance Sheet” has the meaning specified in Section 4.6(a).
“Interim Financial Statements” has the meaning specified in Section 4.6(a).
“Inventory” means all inventory of the Company and its Subsidiaries held for resale or in transit with respect to the Business and all of the Company’s flocks, raw materials, work-in-process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

“Knowledge of the Company” or “the Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of the Sellers or any of the Owners, and Ryan Briscoe, in each case after due inquiry.
“Laws” means all foreign, federal, state or local laws, statutes, codes, ordinances, regulations, rules, orders, judgments, decisions, administrative requirement or restriction, policies, agency guidelines or guidances, and decrees of Governmental Authorities.
“Leased Real Property” has the meaning specified in Section 4.11(c).
“Leases” has the meaning specified in Section 4.11(c).
“Liability” means any and all Indebtedness, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, determined or determinable, unasserted or asserted, liquidated or unliquidated or due or to become due, including any liability for Taxes.
“Licensed Intellectual Property” has the meaning specified in Section 4.14(a).
“Losses” means losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that, as used in Article VIII, “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third Person, and further provided that “Losses” shall be net of any insurance proceeds actually recovered by an Indemnified Party with respect to such Loss.
“Major Customers and Suppliers” has the meaning specified in Section 4.23.
“Material Adverse Effect” means any Event that, individually or in the aggregate together with all other Events, (a) has or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries (taken as a whole), other than any Event or Events to the extent resulting from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (iv) the effect of any changes in applicable Laws; provided, however, that any Event or Events set forth in the foregoing clauses may be taken into account in determining whether there has been or is a Material Adverse Effect if they have or are reasonably expected to have a disproportionate effect on the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries (taken as a whole) relative to other Persons similarly situated; or (b) would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by this Agreement.
“Material Contract Consents” has the meaning specified in Section 4.13(b).
“Material Contracts” has the meaning specified in Section 4.13(a).
“Membership Interests” has the meaning specified in the Recitals.

“Net Working Capital” means the Company’s and its Subsidiaries’ current assets (excluding the amount of Reference Date Cash and current and deferred income Tax assets) less the Company’s and its Subsidiaries’ current Liabilities (excluding the amount of Closing Transaction Expenses, Closing Indebtedness and current and deferred income Tax Liabilities), calculated as set forth in Section 2.5(a) of the Disclosure Schedule.
“Non-Disturbance Agreement” has the meaning specified in Section 6.11.
“Order” means any judgment, assessment, decision, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Authority or any other entity or body (including any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).
“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Company and its Subsidiaries, including with respect to quantity and frequency.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Owned Real Property” has the meaning specified in Section 4.11(a).
“Owners” has the meaning specified in the first paragraph of this Agreement.
“Parties” means and include all of the Persons executing this Agreement.
“Pay-Off Letters” has the meaning specified in Section 2.3(c).
“Payment Direction Certificate” has the meaning specified in Section 2.3(a).
“Permits” means any licenses, consents, permits, certificates, notifications, exemptions, variances, classifications, registrations, franchises, approvals, orders or authorizations, or any waivers of the foregoing, issued by, or any filings with, any Governmental Authority or any other Person.
“Permitted Encumbrances” means: (i) any statutory lien for current Taxes and assessments not yet due or payable; (ii) any statutory lien for Tax assessments and other charges or claims with respect to Taxes or assessments that are due and payable and the validity of which are being contested in good faith by appropriate Proceedings (promptly commenced and conducted) during which collection or enforcement is stayed and as to which appropriate reserves have been established in accordance with GAAP; (iii) mechanics’ and materialmen’s liens incurred in the ordinary course of business for amounts not yet due, (iv) statutory liens of landlords’ and workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens arising in the ordinary course of business for amounts not yet due or payable, (v) recorded easements, rights-of-way, restrictions and other similar matters (excluding in all instances liens, pledges, security interests, deeds of trust, mortgagees, options to purchase or lease, and rights of first refusal or offer) which, in the aggregate, do not, or would not be reasonably be expected to, materially interfere with the occupation, use, and enjoyment of the assets encumbered thereby in the normal course of the Business or materially impair the marketability or value of the asset subject thereto, and (vi) the Encumbrances described on Section 1.1 of the Disclosure Schedules.

“Person” means any individual, sole proprietorship, enterprise, firm, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or Governmental Authority.
“Pre-Closing Periods” has the meaning specified in Section 6.18(a).
“Pre-Closing Straddle Period” has the meaning specified in Section 6.18(a).
“Pre-Closing Tax Obligations” means unpaid Tax owed by the Company or for which the Company is otherwise liable (including, without duplication, unpaid estimated Tax with respect to such income and gain recognized on or prior to the Closing Date) that is due for Pre-Closing Periods or Pre-Closing Straddle Periods described in Section 6.18(a).
“Proceeding” means any judicial, administrative, investigative or arbitral action, suit, hearing, claim, investigation, litigation, injunction, judgment, decree, action, complaint, arbitration or proceeding (public or private).
“Products” has the meaning specified in Section 4.19(a)(i).
“Purchase Price” has the meaning specified in Section 2.2.
“Purchaser” has the meaning specified in the first paragraph of this Agreement.
“Purchaser Benefit Plan” has the meaning specified in Section 6.16(a).
“Purchaser Compliance Certificate” has the meaning specified in Section 7.2(b).
“Purchaser Indemnitees” has the meaning specified in Section 8.2.
“Reference Date” means the earlier to occur of (i) October 3, 2015, and (ii) the Closing Date.
“Reference Date Balance Sheet” has the meaning specified in Section 2.5(a).
“Reference Date Cash” means the amount of all cash, cash equivalents and marketable securities held by the Company and its Subsidiaries as of the close of business on the Reference Date, determined in accordance with GAAP (and, for avoidance of doubt, Reference Date Cash shall be calculated net of issued but uncleared checks, wires and drafts and shall include checks, wires and drafts actually received by the Company or its Subsidiaries whether or not cleared).
“Reference Date Cash Payment Adjustment” has the meaning specified in Section 2.6(a).
“Reference Date Income Amount” means (i) the product of (A) 48% multiplied by (B) the Closing Date/Reference Date Income Differential, reduced by (ii) the amount of any income Tax or other Tax imposed with respect to the distributive share of a Seller in the Company paid by the Company on behalf of or with respect to such Seller during the period beginning on the day after the Reference Date and ending at the end of the day on the Closing Date.
“Reference Date Net Working Capital” means the Net Working Capital of the Company and its Subsidiaries as of the close of business on the Reference Date.
“Reference Date Net Working Capital Adjustment” has the meaning specified in Section 2.5(b).

“Release Agreements” has the meaning specified in Section 6.6(d).
“Released Claims” has the meaning specified in Section 6.6(a).
“Releasees” has the meaning specified in Section 6.6(a).
“Releasing Parties” has the meaning specified in Section 6.6(a).
“Remediation” means any action necessary to comply with Environmental Laws associated with the presence or Environmental Release of any Hazardous Substance.
“Representative” means any officer, director, manager, principal, agent, contractor, employee or other authorized representative, advisor, consultant, accountant or attorney.
“Restricted Period” has the meaning specified in Section 6.8(a).
“Reviewed Financial Statements” has the meaning specified in Section 4.6(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the United States Securities and Exchange Commission.
“Sellers” has the meaning specified in the first paragraph of this Agreement.
“Seller Indemnitees” has the meaning specified in Section 8.3.
“Sellers’ Representative” has the meaning specified in the first paragraph of this Agreement.
“Straddle Period” has the meaning specified in Section 6.18(a).
“Straddle Period Tax Matter” has the meaning specified in Section 6.18(f)(ii).
“Subsidiary” of any Person means any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.
“Target Net Working Capital” means Twelve Million, Seven Hundred Fifty Thousand Dollars ($12,750,000).
“Tax Matter” has the meaning specified in Section 6.18(f)(i).
“Tax Returns” means all returns, reports, declarations, estimates, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, unclaimed property, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether disputed or not; (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), whether disputed or not; and (iii) any liability to indemnify, assume or succeed to the liability of any other Person for amounts described in clause (i) or (ii), whether disputed or not, and whether arising by Law, equity, Contract or otherwise.
“Termination Date” has the meaning specified in Section 9.1(b).

“Territory” means the United States.
“Third Party” means any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.
“Third Party Claim” has the meaning specified in Section 8.5(a).
“Title Commitment” has the meaning specified in Section 6.10.
“Title Company” has the meaning specified in Section 6.10.
“Title Policies” has the meaning specified in Section 6.10.
“Trade Secrets” means all know-how, trade secrets, designs, confidential or proprietary information, customer lists, recipes, formulae, specifications, technical information, data, manuals, blueprints, patterns, dies, process technology, plans, drawings, inventions, and discoveries, whether or not patentable, and similar materials recording or evidencing expertise.
“Transaction Expenses” means all of the fees and expenses of the Company or any of its Subsidiaries payable in connection with the transactions contemplated by this Agreement including (i) the amount of all attorneys’ fees, advisors’ fees, accountants’ fees and investment banker fees and associated costs and expenses incurred by the Company or any of its Subsidiaries, and all other out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries (or by any of the Sellers or any of the Owners, to the extent such costs and expenses are deemed a liability of the Company or any of its Subsidiaries) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) all bonuses, incentive compensation, profit sharing, change of control, closing or signing bonuses, severance, retention or similar payments payable or benefits provided to any officer, director or employee of the Company or any of its Subsidiaries or any other Person for any pre-Closing periods (including any of the foregoing that are made on or about the Closing Date), whether or not as a result of the transactions contemplated hereby, and any gross up payments relating to any tax imposed under Section 4999 of the Code arising in connection with any of the foregoing and the aggregate amount of the employer portion of any payroll Taxes attributable to any of the foregoing, in each case, if and to the extent such fees and expenses are not taken into account for purposes of calculating Closing Net Working Capital; and (iii) all transfer, documentary, sales, recording, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) payable by the Sellers pursuant to Section 6.18(b).
“USDA” means the United States Department of Agriculture.
“Warning Letter” means any letter issued by the FDA or USDA notifying a party that, upon inspection, it has been found to be in violation of one or more FDA or USDA regulations, or any letter issued by the FTC notifying a party that it has been found to be in violation of one or more provisions of the FTC Act.

“WEF” has the meaning specified in the first paragraph of this Agreement.
Section 1.2    Rules of Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    Dollars. Any reference in this Agreement to “$” or “Dollars” means United States dollars.
(c)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the Ancillary Agreements.
(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)    Statutes. References herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.
(i)    Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS
Section 2.1    Sale and Transfer of Membership Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall acquire from the Sellers, the Membership Interests, free and clear of any and all Encumbrances.

Section 2.2    Purchase Price. The aggregate amount to be paid by the Purchaser for the Membership Interests shall be an amount (the “Purchase Price”) equal to Ninety Million Dollars ($90,000,000) (the “Base Purchase Price”), plus or minus, as applicable, the following:
(a)    plus the amount of the Reference Date Net Working Capital Adjustment (which amount may be a positive or negative number);
(b)    plus the amount of Reference Date Cash;
(c)    plus the amount of the Reference Date Income Amount (which amount may be a positive or negative number);
(d)    minus the amount of Closing Indebtedness (as reflected in the Pay-Off Letters);
(e)    minus the amount of the Closing Transaction Expenses; and
(f)    minus the amount of the Pre-Closing Tax Obligations.
Section 2.3    Payment Direction Certificate; Pay-Off Letters.
(a)    Not less than three (3) Business Days prior to the Closing, the Company shall deliver to the Purchaser a certificate (the “Payment Direction Certificate”), signed by its Controller and setting forth in reasonable detail the Company’s good faith estimates of the following:
(i)    the amount of the estimated Reference Date Net Working Capital and the resulting amount of the estimated Reference Date Net Working Capital Adjustment (which amount may be a positive or negative number) (the “Estimated Reference Date Net Working Capital Adjustment”);
(ii)    the amount of the estimated Reference Date Cash (the “Estimated Reference Date Cash”);
(iii)    the amount of the estimated Reference Date Income Amount (which amount may be a positive or negative number) (the “Estimated Reference Date Income Amount”);
(iv)    the amount of the estimated Closing Transaction Expenses, itemized for each Person to whom such amounts are owed (the “Estimated Closing Transaction Expenses”);
(v)    the amount of the estimated Closing Indebtedness, itemized for each of the holders thereof (the “Estimated Closing Indebtedness”);
(vi)    the amount of the estimated Pre-Closing Tax Obligations (the “Estimated Pre-Closing Tax Obligations”); and
(vii)    the amount of the Closing Cash Payment.
(b)    The Payment Direction Certificate shall specify the wire transfer instructions with respect to the various disbursements contemplated in Section 2.4. During the two (2) days following its receipt of the Payment Direction Certificate, the Purchaser shall be entitled to review and comment on and request reasonable changes to the various components of the Payment Direction Certificate, and the Company shall cooperate with the Purchaser in connection therewith and consider the Purchaser’s proposed changes in good faith.

(c)    Not less than three (3) Business Days prior to the Closing, the Company shall deliver to the Purchaser pay-off letters from each holder of Closing Indebtedness, in form reasonably satisfactory to the Purchaser, setting forth the total amounts payable to each such holder of Closing Indebtedness to fully satisfy all principal, interest, Indebtedness Prepayment Expenses, and all fees, costs and expenses as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement of each such holder of Closing Indebtedness that upon payment in full of all such amounts owed to such holder the loan documents shall be terminated and such holder shall release and terminate all Encumbrances securing such Indebtedness (the “Pay-Off Letters”).
Section 2.4    Payment of Purchase Price. At the Closing, or if the Closing does not occur on a Business Day, on the first (1st) Business Day immediately following the Closing, the Purchaser shall:
(a)    Deposit an amount equal to the Closing Adjustment Escrow Amount into the Closing Adjustment Escrow Account pursuant to the Escrow Agreement;
(b)    Deposit an amount equal to the Indemnification Escrow Amount into the Indemnification Escrow Account pursuant to the Escrow Agreement;
(c)    Pay an amount equal to the Estimated Closing Indebtedness by wire transfer of immediately available funds to the holders of the Estimated Closing Indebtedness, in such amounts and to such accounts as specified in the Payoff Letters;
(d)    Pay an amount equal to the Estimated Closing Transaction Expenses to the Persons set forth in the Payment Direction Certificate (in the respective amounts and in accordance with the payment instructions set forth in the Payment Direction Certificate); and
(e)    Pay, by wire transfer of immediately available funds to an account or accounts (and in the respective amounts) designated by the Sellers, an amount (the “Closing Cash Payment”) equal to (A) the sum of (1) the amount of the Base Purchase Price, plus (2) the Estimated Reference Date Net Working Capital Adjustment (which amount may be a positive or negative number), plus (3) the Estimated Reference Date Cash, plus (4) the Estimated Reference Date Income Amount (which amount may be a positive or negative number), less (B) the sum of (1) the Closing Adjustment Escrow Amount, plus (2) the Indemnification Escrow Amount, plus (3) the Estimated Closing Indebtedness, plus (4) the Estimated Closing Transaction Expenses, plus (5) the Estimated Pre-Closing Tax Obligations.
Section 2.5    Purchase Price Calculation. The calculation of the Purchase Price shall be determined based upon the respective amounts of the Reference Date Net Working Capital, the Reference Date Cash, the Closing Indebtedness, the Closing Transaction Expenses, and the Pre-Closing Tax Obligations, which shall be calculated as follows:
(a)    Closing Date Balance Sheet. Within ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative a balance sheet for the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) and, if the Reference Date is not the same day as the Closing Date, then also a balance sheet for the Company as of the close of business on the Reference Date (the “Reference Date Balance Sheet”) and, based thereon and on other information necessary to make the calculation, a calculation of the amount of (i) both the Reference Date Net Working Capital and any resulting Reference Date Net Working Capital Adjustment (which will be calculated in the manner described herein), (ii) the Reference Date Cash and any resulting Reference Date Cash adjustment (which will be calculated in the manner described herein), (iii) the Reference Date Income Amount and any resulting Reference Date Income Amount adjustment (which will be calculated in the manner described herein), (iv) the Closing Indebtedness and any resulting Closing Indebtedness adjustment (which will be calculated in the manner described herein), (v) the Closing Transaction Expenses and any resulting Closing Transaction Expenses adjustment (which will be calculated in the manner described herein), (vi) the Pre-Closing Tax Obligations and any resulting Pre-Closing Tax Obligations adjustment (which will be calculated in the manner described herein), and (vii) any resulting Closing Cash Payment Adjustment. The Closing Date Balance Sheet and the Reference Date Balance Sheet, if applicable, shall be prepared in accordance with GAAP, consistently applied, and prepared applying the same accounting principles and methodologies used to prepare the most recent balance sheet included in the Reviewed Financial Statements and applying the past practices of the Company (and where GAAP provides for a range of alternatives such past practices shall govern provided they are in accordance with GAAP). Whether or not the date(s) as of which the Closing Date Balance Sheet and the Reference Date Balance Sheet, if applicable, is/are required to be prepared coincides with a fiscal quarter-end or fiscal year-end of the Company, the Parties shall use customary closing procedures for the preparation thereof, including procedures with respect to accounts and adjustments. The Net Working Capital shall be determined in a manner consistent with the illustration set forth in (a) of the Disclosure Schedules. The Parties acknowledge and agree that (a) of the Disclosure Schedules sets forth an illustration of the calculation of the Purchase Price (including the various components and line items of Net Working Capital) based upon an assumed Closing Date and Reference Date of June 27, 2015. For purposes of calculating the value of the Inventory for purposes of determining Reference Date Net Working Capital, on the Closing Date the Company shall take a physical count of the Inventory of the Company and its Subsidiaries, and the Purchaser and its Representatives shall be permitted to observe such physical count; provided, however, that if the Closing Date and the Reference Date are not the same date, then the Company shall, upon the written request of Purchaser delivered to the Company within five (5) days prior to the Reference Date, also take a physical count of the Inventory of the Company and its Subsidiaries on the Reference Date. For purposes of counting and calculating the value of the Inventory of the Company and its Subsidiaries for purposes of determining the Reference Date Net Working Capital, the Parties acknowledge and agree that the Parties shall use the accounting methods, practices, principles, policies and procedures, with consistent judgments and valuation and estimation methodologies that were used in the preparation of the Company’s annual financial statements for the most recent fiscal year-end.
(b)    Reference Date Net Working Capital Adjustment. For purposes of this Agreement, “Reference Date Net Working Capital Adjustment” means an amount equal to the Reference Date Net Working Capital less the amount of the Target Net Working Capital (which amount may be a positive or negative number).
Section 2.6    Post-Closing Adjustment of Closing Date Payment.
(a)    Calculation of Closing Cash Payment Adjustment. The Closing Cash Payment shall be increased or decreased as follows (the “Closing Cash Payment Adjustment”):
(i)    Reference Date Net Working Capital Adjustment. The Closing Cash Payment shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Reference Date Net Working Capital Adjustment is greater than or less than, respectively, the Estimated Reference Date Net Working Capital Adjustment.
(ii)    Reference Date Cash Adjustment. The Closing Cash Payment shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Reference Date Cash is greater than or less than, respectively, the Estimated Reference Date Cash.

(iii)    Reference Date Income Amount Adjustment. The Closing Cash Payment shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Reference Date Income Amount is greater than or less than, respectively, the Estimated Reference Date Income Amount.
(iv)    Closing Transaction Expenses Adjustment. The Closing Cash Payment shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Closing Transaction Expenses are less than or greater than, respectively, the Estimated Closing Transaction Expenses.
(v)    Closing Indebtedness Adjustment. The Closing Cash Payment shall be increased or decreased, on a dollar-for-dollar basis, to the extent that the Closing Indebtedness is less than or greater than, respectively, the Estimated Closing Indebtedness.
(vi)    Pre-Closing Tax Adjustment. The Closing Cash Payment shall be increased or decreased, on a dollar-for-dollar basis, to the extent the Pre-Closing Tax Obligations are less than or greater than, respectively, the Estimated Pre-Closing Tax Obligations; provided, however, that the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any amount of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification under Article VIII. The fact that the Pre-Closing Tax Obligations are not considered final shall not defer the date on which payments with respect to such Pre-Closing Tax Obligations are due under this Section 2.6, Section 2.7 or Article VIII.
(b)    Payment of Closing Cash Payment Adjustment. In the event that, in the aggregate, the Closing Cash Payment Adjustment results in an increase in the Closing Cash Payment, (i) the Purchaser and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire amount of the Closing Adjustment Escrow Amount to the Sellers in accordance with the Escrow Agreement, and (ii) the Purchaser shall pay the Closing Cash Payment Adjustment to the Sellers (in the same proportions as the Closing Cash Payment was paid to the Sellers pursuant to Section 2.4(e). In the event that the Closing Cash Payment Adjustment results in a decrease in the Purchase Price, (x) the Purchaser and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount equal to the Closing Cash Payment Adjustment, up to the entire amount of the Closing Adjustment Escrow Amount, to the Purchaser in accordance with the Escrow Agreement, and (y) if the Closing Cash Payment Adjustment exceeds the Closing Adjustment Escrow Amount, the Sellers shall pay to the Purchaser the remaining balance of such Closing Cash Payment Adjustment. If the Closing Cash Payment Adjustment is less than the Closing Adjustment Escrow Amount, the Purchaser and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the balance of the Closing Adjustment Escrow Amount not so applied as provided in the preceding sentence to the Sellers in accordance with the Escrow Agreement. Payments due pursuant hereto by the Sellers or the Purchaser shall be paid in cash, and the joint written instructions described in this Section 2.6(b) shall be provided to the Escrow Agent, in each case not later than five (5) days following the date on which the Closing Date Balance Sheet (and, if applicable, the Reference Date Balance Sheet) is/are completed and the calculations hereunder become final and binding on the Parties; provided, however, that if the final determination of the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness and the resulting Closing Cash Payment Adjustment have been made, but the final determination of the Pre-Closing Tax Obligations has not been made because the Company’s Tax Returns for its taxable year ending on, or for any Straddle Period that includes, the Closing Date have not been filed, then the actions set forth in this Section 2.6(b) shall be taken with respect to the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness and the resulting Closing Cash Payment Adjustment and any further estimate of the Pre-Closing Tax Obligations determined as of such date, and the actions set forth in this Section 2.6(b) with respect to Pre-Closing Tax Obligations shall be taken at the time specified in Section 2.7(c); provided, further, however, that the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any amount of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification under Article VIII.

Section 2.7    Disputes Regarding Closing Date Balance Sheet and Adjustments.
(a)    Notice of Disagreement. If the Sellers’ Representative disagrees with the amounts of any of the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness, the Pre-Closing Tax Obligations or the amount of the Closing Cash Payment Adjustment, as calculated using the Closing Date Balance Sheet (and, if applicable, the Reference Date Balance Sheet) (including any claim that any of the foregoing were calculated in a manner inconsistent with the terms of this Agreement), the Sellers’ Representative shall notify the Purchaser of such disagreement in writing specifying in detail the particulars of such disagreement within thirty (30) days after the Sellers’ Representative’s receipt of the Closing Date Balance Sheet (and, if applicable, the Reference Date Balance Sheet) and the amounts of the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness, the Pre-Closing Tax Obligations and the resulting Closing Cash Payment Adjustment prepared by the Purchaser; provided, however, that in the event the Pre-Closing Tax Obligations are determined at the time specified in Section 2.7(b), with respect to any disagreement relating to the determination of Pre-Closing Tax Obligations only, the time periods specified above in this Section 2.7(a) shall be measured from the date of such determination. The Sellers’ Representative and the Purchaser shall use reasonable efforts for a period of thirty (30) days after the Purchaser’s receipt of such notice (or such longer period as the Sellers’ Representative and the Purchaser may mutually agree) to resolve any disagreements raised by the Sellers’ Representative with respect to the amounts of the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness, the Pre-Closing Tax Obligations and any resulting Closing Cash Payment Adjustment. During any such period of dispute, the Sellers’ Representative shall have reasonable access to the working papers of the Company relating to the Closing Date Balance Sheet (and, if applicable, the Reference Date Balance Sheet) and the amounts of the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness, the Pre-Closing Tax Obligations and the amount of any adjustment pursuant to Section 2.6(a)(i)-(v) prepared by the Purchaser and calculated using the Closing Date Balance Sheet.
(b)    Independent Review. If, at the end of such period described in Section 2.7(a), the Sellers’ Representative and the Purchaser shall not have resolved such disagreements, the Sellers’ Representative and the Purchaser shall promptly engage the Portland, Oregon office of KPMG (or if such office is unable or unwilling to serve in such capacity, then a mutually acceptable independent accounting firm with an office in Portland, Oregon, mutually selected by the Sellers’ Representative and the Purchaser) to review the Closing Date Balance Sheet (and, if applicable, the Reference Date Balance Sheet), the amounts of and methodology of calculating the Reference Date Net Working Capital, the Reference Date Cash, the Closing Transaction Expenses, the Closing Indebtedness and any resulting Closing Cash Payment Adjustment prepared by the Purchaser in accordance with the procedures described herein and calculated using the Closing Date Balance Sheet (and, if applicable, the Reference Date Balance Sheet), and resolve any remaining disagreements regarding the foregoing items; provided, however, that the accounting firm shall not review the Pre-Closing Tax Obligations. The determination by such independent accounting firm applying the procedures described herein shall be final, binding, and conclusive on the Parties and judgment may be entered thereon in a court of competent jurisdiction; provided, however, that the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any amount of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification Article VIII. The Sellers’ Representative and the Purchaser shall make their respective submissions to the independent accounting firm within thirty (30) days after selecting such firm pursuant to this Section 2.7(b). In making its determination pursuant to this Section 2.7(b), the independent accounting firm (A) shall consider only the items that remain in dispute as of the time of such determination; (B) shall not assign a value to any item that remains in dispute greater than the greatest value for such disputed item assigned by the Purchaser pursuant to Section 2.5(a), on the one hand, or the Sellers’ Representative pursuant to Section 2.7(a), on the other hand, or less than the smallest value for such disputed item assigned by the Purchaser pursuant to Section 2.5(a), on the one hand, or the Sellers’ Representative pursuant to Section 2.7(a), on the other hand. The Sellers’ Representative and the Purchaser shall use reasonable efforts to cause such independent accounting firm to make its determination within thirty (30) days after accepting its selection. The fees and expenses of such independent accounting firm shall be shared by the Sellers and the Purchaser as follows: of the aggregate amount in dispute, (i) if the independent accounting firm adopts the Sellers’ Representative’s position absolutely, the Purchaser shall pay all such fees and expenses; (ii) if the independent accounting firm adopts the Purchaser’s position absolutely, the Sellers shall pay all such fees and expenses; and (iii) if the independent accounting firm adopts a compromise between the two positions, then the Sellers and the Purchaser shall share the fees and expenses in inverse proportion to the relative success of each Party, with the more successful Party bearing a proportionately smaller share of the fees and expenses.
(c)    Pre-Closing Tax Obligations. For the avoidance of doubt, unless otherwise jointly agreed to by the Purchaser and the Sellers’ Representative, (i) the accounting firm shall not review the Pre-Closing Tax Obligations; and (ii) the Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve any dispute as to the Pre-Closing Tax Obligations. In the event that after good faith negotiations the Purchaser and the Sellers’ Representative cannot agree, then the Purchase Price shall be adjusted by the amounts or items that are not disputed, and any remaining adjustments attributable to any disputed item shall be made based on, and determined at the time, the Tax Returns that include the Pre-Closing Tax Obligations relating to the disputed items are filed; provided, however, that the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any amount of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification Article VIII.
Section 2.8    Tax Treatment; Purchase Price Allocation.
(a)    Tax Treatment. The Parties acknowledge and agree that the treatment of the purchase and sale of the Membership Interests for United States federal income Tax purposes shall be governed by Rev. Rul. 99-6, Situation 2. In accordance with Rev. Rul. 99-6, (a) the Company shall terminate under Code §708(b)(1), (b) the Sellers shall be treated as having sold their Membership Interests to the Purchaser and shall recognize gain or loss on the sale of their Membership Interests, and (c) for purposes of determining the United States federal income Tax treatment of the Purchaser, the Company shall be deemed to make a liquidating distribution of all its assets to the Sellers, and following such distribution, the Purchaser shall be treated as having acquired the assets deemed to have been distributed to the Sellers in liquidation of the Sellers’ respective Membership Interests. The Parties acknowledge and agree that for United States federal income Tax purposes (and to the extent relevant, for state and local income Tax purposes), he or it shall treat the purchase and sale of the Membership Interests as having occurred in the manner described in Rev. Rul. 99-6, Situation 2, shall file all federal income Tax Returns in a manner that is consistent with such treatment, and shall not file any income Tax Return or take any position that is inconsistent with such treatment for federal income Tax purposes (and to the extent relevant, for state and local income Tax purposes).

(b)    Purchase Price Allocation. As soon as reasonably practicable after the determination of the Closing Cash Payment Adjustment pursuant to this Article II, but in any event within thirty (30) days thereafter, the Purchaser shall deliver to the Sellers’ Representative a draft allocation of the Purchase Price (and all other capitalizable costs treated as consideration under Treasury Regulation Section 1.1060-1(c)) among the purchased assets in accordance with Section 1060 of the Code (and any similar provision of state, local, or non-United States law, as appropriate) for purposes of determining the United States federal income tax consequences of the transaction (the “Allocation”). The Allocation shall be consistent with the principles of allocation set forth on Section 2.8(b) of the Disclosure Schedules. The Sellers’ Representative shall have the right to review the Allocation and shall notify Purchaser in writing of any objections within twenty (20) days after receipt of the Allocation. The Purchaser and the Sellers’ Representative shall cooperate in good faith to reach agreement on the disputed items or amounts, if any. If the Purchaser and the Sellers’ Representative are unable to reach an agreement regarding the Allocation, then within thirty (30) days following receipt by the Purchaser of the Sellers’ Representative’s written objections, any disagreement shall be resolved by an independent accounting firm (to be selected as provided in Section 2.7 in the event not theretofore selected) whose involvement shall be limited solely to disputed items. Any Allocation determined pursuant to the decision of the independent accounting firm shall incorporate, reflect and be consistent with this Section 2.8. The Allocation, as prepared by the Purchaser if no timely written objection by the Sellers’ Representative has been given, as adjusted pursuant to any agreement between the Purchaser and the Sellers’ Representative or as determined by the independent accounting firm, and as adjusted to reflect any adjustments to the Purchase Price (as applicable, the “Final Allocation”), shall be final and binding on the Parties. Any fees and expenses of the independent accounting firm shall be borne by the Purchaser and the Sellers using the same method of allocation described in Section 2.7. After the Closing, the Parties shall, and shall cause their respective Affiliates to, make consistent use of the Final Allocation, as adjusted to reflect any adjustments to the Purchase Price, for all Tax purposes. The Company, the Sellers and the Purchaser shall report, act, and file Tax Returns (including, in the case of the Purchaser, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation. Neither the Company, the Sellers nor the Purchaser shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such information unless required to do so by applicable Law.
ARTICLE III
CLOSING; DELIVERIES
Section 3.1    Closing. Subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (or the waiver thereof by the Party entitled to waive that condition), the closing (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Agreements shall take place at 9:00 a.m., Central Time, on October 3, 2015; provided, however, that in the event the conditions set forth in Article VII are not satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing) as of October 3, 2015, the Closing shall take place at 9:00 a.m. Central Time on the third (3rd) Business Day immediately following the date on which each of the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other date as mutually agreed to by the Parties. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.” All deliveries and payments required to be made at the Closing shall be deemed to have been made simultaneously, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents delivered. The Closing may be consummated by exchanging documents via facsimile, e-mail or overnight courier as determined by the Parties. The Closing shall be deemed to have occurred at 11:59 p.m., Central Time, on the Closing Date.

Section 3.2    Deliveries and Actions Taken at Closing.
(a)    Deliveries by Company, Sellers and Owners. To effect the transactions contemplated by this Agreement and the Ancillary Agreements, the Company, the Sellers and the Owners (as applicable) shall, at the Closing, and as a condition to Closing, deliver to the Purchaser the following documents, in each case duly executed or otherwise in proper form:
(i)    an assignment from each Seller to the Purchaser of each Seller’s portion of the Membership Interests, in form and substance satisfactory to the Purchaser (each, an “Assignment”), duly executed by each Seller;
(ii)    the Company’s Articles of Organization certified by the Secretary of State of the State of Oregon and dated within ten (10) Business Days prior to the Closing Date;
(iii)    a certificate of good standing of the Company issued by the Secretary of State of the State of Oregon and dated within ten (10) Business Days prior to the Closing Date;
(iv)    a Secretary’s Certificate for the Company certifying (A) the Operating Agreement of the Company (B) the incumbency of the officers executing documents executed and delivered in connection herewith, and (C) copies of resolutions of the Manager of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party;
(v)    a Secretary’s Certificate for WEF certifying (A) the incumbency of the officers executing documents executed and delivered in connection herewith, and (B) copies of resolutions of the Board of Directors of WEF authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party;
(vi)    the Company Compliance Certificate;
(vii)    a certificate from each of the Sellers and the Company dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 897 and 1445 of the Code stating that the Person delivering the certificate is not a foreign person within the meaning of Section 1445 of the Code;
(viii)    the Material Contract Consents and those authorizations, registrations, consents, approvals, notices and filings referred to in Section 3.2(a)(viii) of the Disclosure Schedule, in form and substance satisfactory to the Purchaser;
(ix)    evidence of payment in full of any Indebtedness occurring after the date hereof and prior to the Closing Date, including releases of any guarantees and terminations of any Encumbrances with respect to such Indebtedness;
(x)    the Pay-Off Letters;
(xi)    the resignations from all Managers of the Company and the resignations of any officers of the Company and its Subsidiaries requested by the Purchaser within two (2) days prior to the Closing Date;

(xii)    the Ancillary Agreements to which the Company, any of the Sellers or any of the Owners are a party; and
(xiii)    such other documents, instruments, and certificates as the Purchaser or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including those requested in Section 6.10, below.
(b)    Deliveries by Purchaser. To effect the transactions contemplated by this Agreement and the Ancillary Agreements, and in addition to the payment of the Purchase Price pursuant to Section 2.4, the Purchaser shall, at the Closing, and as a condition to Closing, deliver to the Sellers’ Representative the following documents, in each case duly executed or otherwise in proper form:
(i)    a copy of the Purchaser’s Articles of Incorporation certified by the Secretary of State of Nebraska and dated within ten (10) Business Days prior to the Closing Date;
(ii)    a Secretary’s Certificate of the Purchaser certifying the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party;
(iii)    a certificate of good standing for the Purchaser issued by the Secretary of State of the State of Nebraska and dated within ten (10) Business Days prior to the Closing Date; and
(iv)    the Purchaser Compliance Certificate;
(v)    the Ancillary Agreements to which the Purchaser is a party; and
(vi)    such other documents, instruments and certificates as the Sellers or their counsel reasonably deem necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
(c)    Form of Instruments. To the extent that a form of any document to be delivered under this Agreement is not attached hereto as an Exhibit, such document shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Purchaser or the Sellers’ Representative, as the case may be.
(c)    Non-Business Days. If the Closing does not occur on a Business Day, the deliveries required by Section 3.2(a) and Section 3.2(b) shall be delivered to the Parties’ respective counsel on the Business Day immediately preceding the Closing Date, to be held in escrow and released by them on the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING COMPANY AND SELLERS
Except as disclosed in the disclosure schedule delivered by the Company to the Purchaser in connection with this Agreement (the “Disclosure Schedules”), the Company and the Sellers hereby represent and warrant to the Purchaser that each statement contained in this Article IV is true, correct and complete as of the date hereof and shall be true, correct and complete as of the Closing. The Disclosure Schedules have been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section.

Section 4.1    Organization and Authority of Sellers and Owners. WEF is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon. WEF has full power and authority to enter into this Agreement and Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by WEF of this Agreement and Ancillary Agreements to which it is a party, the performance by WEF of its obligations hereunder and thereunder and the consummation by WEF of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of WEF. There is no provision any Organizational Document of WEF which prohibits or limits WEF’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. No other proceeding on the part of WEF (including any consent or approval of its shareholders) is required or necessary to authorize this Agreement or the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by each Seller and each Owner, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller and each Owner enforceable against each Seller and each Owner in accordance with its terms, subject to the Bankruptcy and Equity Exception. When the Ancillary Agreements to which each Seller or each Owner is or will be a party have been duly executed and delivered by such Seller or Owner (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreements will constitute a legal and binding obligation of each such Seller and each such Owner enforceable against it or him in accordance with its respective terms, subject to the Bankruptcy and Equity Exception.
Section 4.2    Organization and Good Standing of Company; Authorization.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the State of Oregon, and has all requisite limited liability company power and authority and governmental authorizations to own, operate, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds properties or assets, or conducts any business, so as to require such qualification, including each of the jurisdictions as set forth in Section 4.2(a) of the Disclosure Schedules. Complete and correct copies of the Organizational Documents of the Company have been provided by the Company to the Purchaser.
(b)    The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations and consummate the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, including to the extent required by the Company’s Organizational Documents, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. There is no provision in the Company’s Organizational Documents which prohibits or limits the Company’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other Parties hereto) this Agreement constitutes, and each Ancillary Agreement to which the Company is a party when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

Section 4.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth in Section 4.3(a) of the Disclosure Schedules, none of the execution and delivery by the Company or any Seller or Owner of this Agreement or any Ancillary Agreement to which the Company or any Seller or Owner is or will be a party, the consummation by the Company, the Sellers and the Owners of the transactions contemplated hereby and thereby, or compliance by the Company, the Sellers or the Owners with any of the provisions hereof or thereof shall (i) conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries or WEF, (ii) conflict with or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, modification or cancellation of any obligation, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any: (A) Contract or Permits to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (B) Order applicable to the Company, any of its Subsidiaries or any Seller or Owner, or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; or (C) applicable Law.
(b)    Except for the Material Contract Consents and as set forth in Section 4.3(b) of the Disclosure Schedules, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person (under any Contract or otherwise) or Governmental Authority is required on the part of the Company, any of its Subsidiaries, or any Seller or Owner in connection with the execution and delivery by the Company, the Sellers and the Owners of this Agreement or any Ancillary Agreement to which the Company or any Seller or Owner is a party or the compliance by the Company, any of its Subsidiaries or any Seller or Owner with any of the provisions hereof or thereof, or the consummation by the Company or any Seller or Owner of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings required to be made under the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder and any other applicable Antitrust Laws.
Section 4.4    Capitalization.
(a)    Sellers are the record and beneficial owners of and have good and valid title to the Membership Interests, free and clear of all Encumbrances (other than state and federal securities Law restrictions). Section 4.4 of the Disclosure Schedules sets forth the number or percentage of the Membership Interests owned by each Seller. The Membership Interests constitute all (100%) of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the Membership Interests, free and clear of all Encumbrances.
(b)    The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other Contract to which any of the Sellers, the Owners or the Company is a party, and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity related interest (however evidenced) in the Company or obligating the Sellers or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company, or to pay any dividends or distributions with respect thereto. Other than the Organizational Documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(d)    The Owners are the sole record and beneficial owners of WEF.
Section 4.5    Subsidiaries.
(a)    Section 4.5(a) of the Disclosure Schedules sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation. Except as set forth on Section 4.5(a) of the Disclosure Schedules, the Company does not, directly or indirectly own, of record or beneficially, or directly or indirectly hold, the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person.
(b)    All outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are owned by the Company, directly or indirectly through one or more of its wholly-owned Subsidiaries, free and clear of any Encumbrances, other than restrictions under applicable securities Laws and Permitted Encumbrances. Each Subsidiary is a corporation, limited liability company, limited company or cooperative duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate, limited liability company, limited company or cooperative power and authority and governmental authorizations to own, operate, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds properties or assets, or conducts any business, so as to require such qualification. Neither the Company nor any of its Subsidiaries is obligated to make any capital contribution or to assume or otherwise become liable for any Indebtedness or obligations to make any payments with respect to any investment in any other Person.
Section 4.6    Financial Statements.
(a)    Complete copies of the Company’s unaudited consolidated financial statements consisting of the balance sheet of the Company as December 31, 2012, December 31, 2013 and December 31, 2014 and the related consolidated statements of earnings, comprehensive income, cash flows and changes in members’ equity for the years then ended (the “Reviewed Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company as at June 27, 2015 and the related statements of earnings and comprehensive income, and cash flows for the six-month periods ended June 28, 2014 and June 27, 2015 (the “Interim Financial Statements” and together with the Reviewed Financial Statements, the “Financial Statements”) are included in Section 4.6 of the Disclosure Schedules. The consolidated balance sheet of the Company as at June 27, 2015 is referred to herein as the “Interim Balance Sheet”. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Reviewed Financial Statements). The Reviewed Financial Statements have been reviewed by Moss Adams, LLP. The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the consolidated results of the operations, cash flows and changes in members’ equity of the Company and its Subsidiaries for the periods indicated.

(b)    The Company in all material respects maintains a system of internal controls sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s preparation of financial statements in accordance with GAAP; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; (iii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of management of the Company; and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements. The Company has not been notified in writing by its independent public accounting firm or licensed public accountants that such firm is of the opinion that any of the Financial Statements should be restated or that the Company should materially modify its accounting or auditing practices, procedures or methodologies in future periods.
(c)    A schedule of the Indebtedness of the Company and its Subsidiaries as of June 27, 2015 is set forth in Section 4.6(c) of the Disclosure Schedules.
Section 4.7    No Undisclosed Liabilities. Except as reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any material Liabilities, other than Liabilities (i) incurred in the Ordinary Course of Business after June 30, 2015 (none of which result from, arise out of, relate to, or are in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law); (ii) incurred in connection with the transactions contemplated hereby; or (iii) that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business.
Section 4.8    Title to Assets; Sufficiency. The Company and its Subsidiaries have, and immediately prior to Closing will have, good, marketable and indefeasible title (or in the case of leased personal property, a good, valid and insurable leasehold interest) to all of their assets, subject to no Encumbrances (except for Permitted Encumbrances). The tangible assets of the Company and its Subsidiaries are in good working order, repair, and condition (ordinary wear and tear excepted), have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used. The Company and its Subsidiaries own or validly lease all assets, properties and rights used in, or held for use in, the Business as presently conducted. All of the personal property assets and fixtures physically located at the Company Real Estate (including, for the avoidance of doubt, any trees located thereon) are owned by the Company. No asset used in, or held for use in, the Business is leased from or owned by any of the Sellers or the Owners or any Affiliate of the Company or any of the Sellers or the Owners. The assets of the Company and its Subsidiaries include all the assets, properties, and rights used to operate, and necessary to the operation and conduct of, the Business as currently conducted. Other than this Agreement or the sale of Inventory in the Ordinary Course of Business, there are no outstanding options to purchase any of the assets of the Company or its Subsidiaries or any interest therein.
Section 4.9    Absence of Certain Changes. Since December 31, 2014, there has not been, with respect to the Company or any of its Subsidiaries, any:
(a)    Event that, individually or in the aggregate together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect;
(b)    amendment of the Organizational Documents;
(c)    split, combination or reclassification of any membership interests or equity interests, issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests or equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests or equity interests;

(d)    declaration or payment of any dividends or distributions or redemption, purchase or acquisition of any membership interests or equity interests;
(e)    material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(f)    material change in cash management practices, or policies or procedures with respect to collection or accrual of accounts receivable, establishment of reserves for uncollectible accounts, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;
(g)    entry into any Contract that would constitute a Material Contract, or termination or material modification of any Material Contract;
(h)    incurrence, assumption or guarantee of any Indebtedness, or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any properties or assets;
(i)    transfer, assignment, sale or other disposition of any assets (except Inventory sold in the Ordinary Course of Business and the disposal of obsolete or worthless assets) or cancellation or forgiveness of any Indebtedness;
(j)    material damage, destruction or loss (whether or not covered by insurance) to property;
(k)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Fifty Thousand Dollars ($50,000) individually (in the case of a lease, per annum) or Two Hundred Thousand Dollars ($200,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory in the Ordinary Course of Business;
(l)    capital expenditures or commitments therefor in excess of Two Hundred Thousand Dollars ($200,000);
(m)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance or other compensation or benefits in respect of current or former employees, officers, managers, independent contractors or consultants, other than as required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed Two Hundred Thousand Dollars ($200,000); or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;
(n)    adoption, modification or termination of any: (i) employment, severance, retention or other Contract with any current or former employee, officer, manager, independent contractor or consultant; (ii) Company Benefit Plan, except as provided in Section 6.16, or (iii) collective bargaining or similar agreement;
(o)    entry into a new line of business or abandonment or discontinuance of any existing line of business;
(p)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under any similar Law;

(q)    action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset in respect of any period after the Closing Date; or
(r)    Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.10    Taxes.
(a)    All Tax Returns required to be filed on or before the Closing Date by the Company or any of its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    The Company and each of its Subsidiaries has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries.
(e)    The amount of the Company’s and its Subsidiaries’ Liability for unpaid Taxes for all periods ending on or before June 30, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and its Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)    Section 4.10(f) of the Disclosure Schedules sets forth: (i) the taxable years of the Company and its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; (ii) those years for which examinations by the taxing authorities have been completed; and (iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g)    All deficiencies asserted, or assessments made, against the Company or its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.
(h)    Neither the Company nor any of its Subsidiaries is a party to any Proceeding by any taxing authority. There are no pending or threatened Proceedings by any taxing authority.
(i)    The Company has delivered to the Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2010.

(j)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company or any of its Subsidiaries.
(k)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.
(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(m)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) 108(i) of the Code.
(o)    Neither the Company nor any of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(p)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(q)    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(r)    From the date of its formation the Company has been classified as a partnership for U.S. federal income Tax purposes and for state and local income Tax purposes. From the date of their formation, all Subsidiaries of the Company, if any, have been classified as disregarded entities for U.S. federal income Tax purposes and state and local income Tax purposes.
Section 4.11    Company Real Estate.
(a)    Section 4.11(a) of the Disclosure Schedules sets forth a true, correct and complete list of each and every parcel of real property owned in fee simple by the Company or any of its Subsidiaries, together with the physical street address thereof. The property identified on such Section of the Disclosure Schedules as the “Non-Operating Real Estate” will be distributed by the Company as provided in Section 6.9 prior to Closing. The parcels of real property identified in such schedules (together with all buildings, structures, and improvements thereon and appurtenances thereto) other than the Non-Operating Real Estate is hereinafter referred to as the “Owned Real Property.” The Company or its Subsidiary, as applicable, is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple absolute to all Owned Real Property, including the buildings, structures, fixtures, sidetracks and improvements situated thereon and appurtenances thereto, which, in each case at Closing, will be free and clear of all tenancies and other possessory interests, conditional sale or other title retention agreements, easements, rights of way, covenants, restrictions, reservations, options or rights of first refusal or offer to purchase or lease, defects in title, encroachments and other Encumbrances, except as shown as exceptions on title policies issued effective as of the date of Closing provided, however, that such exceptions, individually or in the aggregate, shall not, or would not be reasonably be expected to, materially interfere with the occupation, use, and enjoyment of the Owned Real Property encumbered thereby in the normal course of the Business or materially impair the marketability or value of the Owned Real Property subject thereto.
(b)    The Company has delivered to the Purchaser accurate, correct and complete copies of all deeds, existing title insurance policies, title commitments or reports, surveys, plats, environmental audits and similar reports, certificates of occupancy, and appraisals, if any, with respect to each parcel of the Company Real Estate in Company’s or any Subsidiary’s or any Seller’s possession or control.
(c)    Section 4.11(c) of the Disclosure Schedules contains (i) a true, correct and complete list (including the street address, landlord/lessor, and tenant/lessee) of each leasehold interest of the Company or any of its Subsidiaries in real property (the “Leased Real Property”) and (ii) a true, correct and complete list of all leases, subleases, licenses and other agreements for the use and occupancy by the Company or any of its Subsidiaries of the Leased Real Property, together with all modifications, amendments and supplements thereto (each individually, as amended or modified, a “Lease” and collectively, the “Leases”) and all existing estoppels and non-disturbance agreements related thereto. The Owned Real Property and the Leased Real Property is referred to herein collectively as the “Company Real Estate”. The Company or its Subsidiaries are in possession of the Company Real Estate. Neither Company nor any of its Subsidiaries leases or subleases to any third party the Company Real Estate or any portion thereof.
(d)    The Company has delivered to the Purchaser true, correct and complete copies of all Leases and all existing estoppels and non-disturbance agreements related thereto. No Lease has been amended or modified. To the Knowledge of the Company, no landlord/lessor under any Lease has assigned its interest in the Lease. Each Lease is in full force and effect and is a legal, valid and binding agreement enforceable against the parties thereto in accordance with its terms. The Company or its Subsidiary, as applicable, has performed in all material respects all obligations required to be performed by it under each Lease. To the Knowledge of the Company, no party to any Lease (other than the Company or its Subsidiary, as applicable) is (with or without the lapse of time or the giving of notice or both) in breach or default in the payment of any amount or in the performance of any other obligation thereunder. To the Knowledge of the Company, there are no material disputes with any lessor, sublessor, lessee or sublessee under any Lease; and no party to any Lease has delivered a written demand for early termination thereof. Neither the Company nor any of its Subsidiaries has received any notice of any uncured breach or violation of any provision of any Lease, nor has the Company or any of its Subsidiaries given any notice of any uncured breach or violation of any provision of any Lease to any other party under any Lease. Each Lease that contains a change of control, assignment, or other transfer by operation of law provision that requires the consent or approval of any Person in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is appropriately identified as such on Section 4.11(d) of the Disclosure Schedules.
(e)    Neither the Company nor any of its Subsidiaries has been a party to any lease, license or occupancy agreement related to any real property that expired, terminated, or was assigned by the Company or any of its Subsidiaries to a third party (without a release of the Company and its Subsidiaries from the obligations thereunder) within the past sixty (60) months.

(f)    No option or right of first refusal or offer to purchase or lease or any similar right to purchase or lease has been granted by or to the Company or any of its Subsidiaries with respect to any Company Real Estate, or portion thereof.
(g)    There are no appurtenant easements benefitting any parcel of Company Real Estate necessary for or useful to the continued use and operation or conduct of the Business as presently conducted.
(h)    All tangible personal property, including all fixtures and equipment, of the Company and its Subsidiaries are located at the Company Real Estate. The Company Real Estate, including all buildings, fixtures and other improvements are fit and sufficient for the continued use and operation or conduct of the Business as presently conducted.
(i)    All buildings, fixtures, and other improvements located on or comprising the Owned Real Property, and to the Knowledge of the Company, the Leased Real Property, (i) have been constructed, operated, maintained and repaired in accordance with all Laws, Encumbrances and Permits, and are in good working order and repair (ordinary wear and tear excepted), including the roof, the foundation and all mechanical systems thereof, (ii) have legal access to public rights of way, and (iii) are supplied with utilities and other services reasonably necessary for the continued use and operation or conduct of the Business as presently conducted and such utility facilities are located in easements dedicated for the purpose of their use.
(j)    Each parcel of the Company Real Estate (i) constitutes a legally subdivided parcel of real property and (ii) is presently zoned for the current use and such zoning is adequate for the use and operation or conduct of the Business as presently conducted.
(k)    There is (i) no uncured violation of any building code, zoning ordinance, or other Laws or Permits affecting any Company Real Estate, or portion thereof, (ii) no existing, pending or threatened zoning, building code or other moratorium proceedings which could reasonably be expected to adversely affect the ability to operate or further develop any Company Real Estate, or portion thereof. Neither the Company, nor any of its Subsidiaries, have received any written notice that it lacks any Permits required for the use and operation of any Company Real Estate, or portion thereof.
(l)    There are no pending, or to the Knowledge of the Company, proposed or threatened condemnation or eminent domain actions or proceedings or zoning changes affecting the Company Real Estate, or any material portion thereof.
(m)    Neither the whole nor any material portion of any Company Real Estate has been materially damaged or destroyed by fire or other casualty that has not been repaired.
(n)    No portion of any building or other material improvement on any Owned Real Property, or to the Knowledge of the Company, any Leased Real Property, is located within any “Special Flood Hazard Area” designated by the United States Department of Housing and Urban Development or Federal Emergency Management Agency, or in any area similarly designated by any Governmental Authority and the location of any portion of any such property within a flood plain or Special Flood Hazard Area does not negatively impact the marketability or value of such property for purposes of its current use. No portion of any Owned Real Property, or to the Knowledge of the Company, any Leased Real Property, is located within a watershed area imposing restrictions upon the use of such property or any part thereof.

Section 4.12    Environmental, Health and Safety.
(a)    The Company and its Subsidiaries are in compliance in all material respects, with all Environmental Laws applicable to the Business. Neither the Company nor any of its Subsidiaries has received any written notice or report regarding any required Remediation arising under Environmental Laws relating to the Business.
(b)    There are no underground storage tanks on the Company Real Estate.
(c)    Neither the Company nor any of its Subsidiaries, nor any predecessor or prior owner or operator of any facility of the Company has made or permitted any Environmental Releases on the Company Real Estate nor have any other Environmental Releases occurred on or affected the Company Real Estate that (i) violates any applicable Environmental Laws; or (ii) requires Remediation.
(d)    Neither the Company nor any Subsidiary, nor any predecessor or prior owner or operator of any facility of the Company has, at any location, disposed of or arranged for the disposal of any Hazardous Substances in violation of any Laws or under circumstances that require Remediation or are likely to lead to litigation against the Company or any of its Subsidiaries.
(e)    The Company and its Subsidiaries are in material compliance with all Health and Safety Requirements applicable to the Business. Neither the Company nor any of its Subsidiaries has received any notice or report regarding any actual or alleged non-compliance with any Health and Safety Requirement.
(f)    The Company has made available to the Purchaser complete copies of all written environmental assessments, compliance assessments, environmental site assessments, reports of environmental sampling and testing, reviews, audits and reports relating to compliance with Environmental Laws concerning the Business in the possession, custody or control of the Company, any of its Subsidiaries or any of the Sellers.
(g)    Neither the Company nor any of its Subsidiaries has received from any Person or Governmental Authority any written notice of alleged violation of any Environmental Laws.
(h)    With respect to each operating facility of Company and its Subsidiaries, all Permits required under Environmental Laws have been issued and are in full force and effect. With respect to any pending application for issuance or renewal of any Permit under any Environmental Law, the Company and its Subsidiaries have received no notification from the issuing authority that renewal or issuance of the Permit is not likely to occur.
(i)    Neither the Company nor any of its Subsidiaries has received any notification by any Governmental Authority or other Person of an intent to initiate litigation under any Environmental Law
Section 4.13    Material Contracts.
(a)    Section 4.13(a) of the Disclosure Schedules sets forth all of the following Contracts (each a “Material Contract” and, collectively, the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound (excluding any Contract covered by Section 4.15) and which:

(i)    involve aggregate consideration or payments in excess of Two Hundred Thousand Dollars ($200,000) and is not terminable by the Company or any of its Subsidiaries upon notice of ninety (90) days or less without penalty or other payment;
(ii)    relate to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services involving in any such case payments by the Company or any of its Subsidiaries of more than Fifty Thousand Dollars ($50,000) per year (other than purchases made pursuant to purchase orders in the Ordinary Course of Business);
(iii)    relate to the supply of products or services by the Company or its Subsidiaries involving in any such case payments to the Company or any of its Subsidiaries of more than Fifty Thousand Dollars ($50,000) per year (other than sales made pursuant to purchase orders in the Ordinary Course of Business);
(iv)    relate to the incurrence, assumption or guarantee of Indebtedness, or the making of any loans or advances, in each case other than trade payables;
(v)    relate to partnerships, joint ventures, profit sharing or similar arrangements;
(vi)    provide for employment, severance, retention, change of control or other similar payments to employees or former employees;
(vii)    impose any restrictions upon the ability of the Company or any of its Subsidiaries to freely engage in their businesses anywhere in the world or to hire or solicit any Person or grant exclusivity of or for the sale of any products or most favored nation or similar status;
(viii)    require the Company or any of its Subsidiaries to purchase a material amount of its requirements of any product from any Person or contain “take or pay” provisions;
(ix)    require the Company or any of its Subsidiaries to sell a material amount of production of any product to any Person;
(x)    involve any co-packing or co-manufacturing arrangements;
(xi)    involve the sale, lease, license, or other disposition of any Company Real Estate or portion thereof, or labor, material, improvements or services relating to any Company Real Estate, in each case which has an aggregate future liability to any Person in excess of Fifty Thousand Dollars ($50,000);
(xii)    involve the lease, sublease, or use of any machinery, equipment, vehicle or other tangible or intangible personal property owned by a third Person, in each case which has an aggregate future liability to any Person in excess of Fifty Thousand Dollars ($50,000);
(xiii)    involve the lease or sublease to, or use by, any third Person of any machinery, equipment, vehicle or other tangible or intangible personal property owned or leased by the Company or any of its Subsidiaries, in each case which involves aggregate future payments to the Company or any of its Subsidiaries in excess of Fifty Thousand Dollars ($50,000);
(xiv)    are between the Company or any of its Subsidiaries, on the one hand, and any of the Sellers, any of or the Owners or any of their Affiliates, on the other hand;

(xv)    relate to the acquisition of any business or the capital stock or equity interest of any other Person;
(xvi)    involve a Governmental Authority (other than purchase orders for products in the Ordinary Course of Business);
(xvii)    provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person; or
(xviii)    involve the resolution or settlement of any actual or threatened Proceeding.
(b)    The Company has delivered to the Purchaser a copy of each Material Contract. Each Material Contract is in full force and effect, and valid, binding, and enforceable against the Company and, to the Knowledge of the Company, the other party thereto, in accordance with its respective terms. The Company and, to the Knowledge of the Company, each other party to a Material Contract has performed all material obligations required to be performed by it to date under the Material Contracts, including, for the avoidance of doubt, any obligation of the Company thereunder to maintain any “safety stock” or other minimum amount of supplies, products or inventory, and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Material Contract that requires the consent or approval of any Person in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (collectively with any required consent or approval identified on Section 4.11(c) of the Disclosure Schedules, the “Material Contract Consents”) is appropriately identified as such on Section 4.13 of the Disclosure Schedules.
Section 4.14    Intellectual Property.
(a)    Section 4.14(a) of the Disclosure Schedules sets forth a list of all (i) patents and patent applications, and trademark, service mark and copyright registrations and applications for registration, internet domain name registrations, and material common law trademarks, in each case, that are owned by the Company or any of its Subsidiaries and material to the business as currently conducted (collectively, “Company Intellectual Property”), specifying as to each, as applicable, the (A) owner of the item, (B) the jurisdiction in which the item registered is issued, or in which any application has been filed, (C) the respective issuance, registration or application number, and (D) the date of application and issuance or registration of any item, and (ii) licenses of Intellectual Property (other than licenses concerning commercially available off-the-shelf software that is generally available to the public in the retail marketplace, for which the licenses are non-exclusive) granted by third parties to the Company or any of its Subsidiaries, that are material to the business (“Licensed Intellectual Property”). Section 4.14(a) also sets forth material licenses pertaining to Intellectual Property that the Company or any its Subsidiaries owns and licenses to a third party.
(b)    The Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property, and (ii) is entitled to use each item of Licensed Intellectual Property in the operation of its business as currently conducted in all material respects. The Company Intellectual Property and Licensed Intellectual Property constitute all Intellectual Property used in the Business as currently conducted, other than commercially available off-the-shelf software that is generally available to the public in the retail marketplace.
(c)    (i) No Proceeding is currently pending or, to the Knowledge of the Company, threatened in writing by any Person that the current use by the Company or any of its Subsidiaries of the Company Intellectual Property infringes the material Intellectual Property of a third party in any material respect; and (ii) no Proceeding is currently pending or threatened in writing against any third party involving an infringement or misappropriation by such third party of any Company Intellectual Property and, to the Knowledge of the Company, no third party is engaging in any activity that infringes or misappropriates Company Intellectual Property.

(d)    From and after the Closing, the Company and its Subsidiaries will have the right to continue to use or utilize all of the software (including commercial off the shelf software, other licensed software and software-as-a-service) that is used or utilized by the Company immediately prior to the Closing, without consent or approval of any Person in connection with the transactions contemplated by this Agreement and the Ancillary Agreements or the payment of any amounts to any Person.
Section 4.15    Employee Benefits Plans.
(a)    Section 4.15(a) of the Disclosure Schedules lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, stock option, golden parachute, retirement, retention, change of control, termination, severance, enhanced benefit arrangement, stock purchase, incentive, deferred compensation, fringe benefit, employment agreement or employee benefit plan or program which the Company or any of its Subsidiaries sponsors or maintains, to which the Company or any of its Subsidiaries is required to contribute or has contributed, or under which the Company or any of its Subsidiaries has or may have any liability (each, a “Company Benefit Plan”). The Company has made available to the Purchaser true, correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract and any other funding instrument relating to any Company Benefit Plan. The Company Benefit Plans are all in material compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws.
(b)    (i) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are intended to be tax qualified under Section 401(a) of the Code that are sponsored or maintained by the Company or any of its Subsidiaries (each, a “Company Pension Plan”) are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor or most recent opinion/advisory letter relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to the Purchaser a true, correct and complete copy of the most recent determination letter or opinion/advisory letter, as applicable, received with respect to each Company Pension Plan, as well as a true, correct and complete copy of each pending application for a determination letter, if any.
(c)    Each Company Benefit Plan and related trust, if any, intended to be qualified under Code Section 401(a) or 501(a) is qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to such plan’s or trust’s qualified or tax exempt status, as applicable, and nothing has since occurred to cause the loss of any such plan’s qualified or tax exempt status. Neither the Company nor any of its Subsidiaries has terminated or taken action to terminate any employee benefit plan (as defined by Section 3(3) of ERISA).
(d)    Each Company Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. Neither the Company nor any of its Subsidiaries has any Liability to provide life, medical or other welfare benefits to former or retired employees, other than under COBRA. Each Company Benefit Plan (including any Company Benefit Plan covering former or retired employees of the Company or any of its Subsidiaries) may be amended or terminated by the Company or the Purchaser on or at any time after the Closing Date without further liability thereunder.

(e)    Each Company Benefit Plan (and each related trust, custodial account, annuity contract, insurance contract or other funding instrument) complies with and has been administered, operated, and maintained in compliance with its terms in all material respects, and neither the Company nor any of its Subsidiaries has any direct or indirect material Liability under the requirements provided by any and all Laws, including ERISA, the Code, COBRA and HIPAA. To the Knowledge of the Company, with respect to each Company Benefit Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred, and if applicable, which were not properly corrected under the Voluntary Fiduciary Correction Program of the Department of Labor. Any employee training and participant or other notices required by ERISA, HIPAA, COBRA, the Code or any other state or federal Law or any ruling or regulation of any state or federal administrative agency with respect to each Company Benefit Plan have been appropriately and timely given.
(f)    None of the Company Benefit Plans provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
(g)    All material contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans have been timely made and will be timely made by the Company and its Subsidiaries for all periods ending on the Closing Date.
(h)    No Company Benefit Plan is (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). Furthermore, neither the Company nor any of its Subsidiaries or members of its controlled group of companies (i) in the last ten (10) years, have contributed to, or been under any obligation to contribute to, any multiemployer plan; (ii) are liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA), due to the termination or reorganization of such a plan, or otherwise; or (iii) in the last ten (10) years, have maintained or contributed to, or had an obligation to contribute, to a plan subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any liability under Title IV of ERISA.
(i)    Except for routine claims for benefits, there is no pending or threatened Proceeding involving any Company Benefit Plan, and no basis or facts exist that would give rise to any such Proceeding..
(j)    Neither the Company nor any of its Subsidiaries has any liability for payments or benefits due as a result of any “mass layoff” or “employment loss” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended) which has not been satisfied in full; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger any applicable provisions of any similar state or local Law.
(k)    In the last ten (10) years, neither the Company nor any of its Subsidiaries (i) have contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) and (ii) are liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan. Neither the Company nor any of its Subsidiaries has any liability under any multiemployer plan.

(l)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G (or any corresponding provision of state, local, or foreign Law).
(m)    Each Company Benefit Plan that is subject to Code Section 409A has at all times complied with (including documentation and operation thereof) the requirements of Code Section 409A and applicable guidance thereunder. Neither the Company nor any Subsidiary has any obligation to “gross up” or indemnify any current or former employee or service provider for any costs, taxes, or penalties incurred or that may be incurred in connection with Code Section 409A or Code Section 4999.
(n)    Since January 1, 2015, the Company and its Subsidiaries have offered “affordable” health care coverage that provides “minimum value” to “full-time” employees (as such terms are defined by Code Section 4980H and regulations thereunder), such that neither the Company nor its Subsidiaries are reasonably likely to incur excise taxes under Code Section 4980H(a) or 4980H(b) attributable to period prior to the Closing Date.
Section 4.16    Labor and Employees.
(a)    Neither the Company nor any of its Subsidiaries is a party to any unexpired labor or collective bargaining agreement.
(b)    There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, union organization campaigns with respect to employees of the Company or any of its Subsidiaries and no disputes concerning representation of such employees exists, (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or (iv) written communications received by the Company or any of its Subsidiaries of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
(c)    Section 4.16(c) of the Disclosure Schedules lists (i) all Persons employed by the Company or any of its Subsidiaries on a full-time or part-time basis (together with their position, current salary, hourly rates and total compensation) as of the date of this Agreement, and (ii) all Persons providing services to the Company as independent contractors, consultants, or otherwise (indicating any agreed duration of service, approximate cost or rate of compensation and the general type of services provided) as of the date of this Agreement; provided that such schedules shall be updated within five (5) Business Days prior to Closing. There are no employment, severance, or termination agreements with the Company, accruing to the benefit of any shareholder, director, officer, partner, or employee of the Company, except as set forth in Section 4.15(a) of the Disclosure Schedules.
(d)    Section 4.16(d) of the Disclosure Schedules includes a list of all employees to whom the Company has made any loan or advance which is currently outstanding, which includes the amount of each such loan or advance and the date on which it was made, together with the terms of such loans (including maximum borrowings and minimum monthly payments).

(e)    The Company and its Subsidiaries have complied with all provisions of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder requiring that they (i) complete Forms I-9 for all current employees hired after November 6, 1986 and (ii) reverify the employment eligibility of all current employees who listed expiration dates for their employment eligibility on Form I-9 and/or who presented certain employment eligibility documents to the Company or its Subsidiaries with expiration dates. The Company and its Subsidiaries have delivered or made available to Purchaser true and complete copies of all Forms I-9 maintained for all current employees and all documentation, records, and other papers retained with such Forms I-9. Section 4.16(e) of the Disclosure Schedules contains a true and complete list of all employees of the Company and its Subsidiaries working under United States Department of Homeland Security authorization in E, F, H, J, L, M, O, P, or TN nonimmigrant visa status or with pending petitions, including specific reference to each such employee’s nonimmigrant classification, the exact date (month/day/year) each such employee’s current nonimmigrant status expires, and any steps taken by the Company and its Subsidiaries to extend, amend, or change each such employee’s current nonimmigrant status. The Company and its Subsidiaries have made all immigration records, including current files containing all Labor Condition Applications and related public access documentation pertaining to those employees and individuals available to Purchaser.
(f)    Section 4.16(f) of the Disclosure Schedules includes a list of all employees of the Company or any of its Subsidiaries who, at the direction of the Company, also perform services for any Seller, Owner or any of their Affiliates (other than the Company or any of its Subsidiaries), and includes a summary of any such arrangements.
Section 4.17    Litigation. Since January 1, 2010, there has not been and there is not currently pending or, to the Knowledge of the Company, threatened or anticipated, any Proceeding (i) against or involving the Company or any of its Subsidiaries, the Business, any Products, any of the assets of Company or any of its Subsidiaries, any of the Sellers or the Owners, the Membership Interests or any officers, managers or directors of the Company or any of its Subsidiaries (in their capacities as such); or (ii) that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, limiting, enjoining or otherwise interfering with any of the transactions contemplated by this Agreement, the Ancillary Agreements or payments contemplated hereunder. No Order affecting the Company or any of its Subsidiaries, the Business, any Products, any of the assets of Company or any of its Subsidiaries, any of the Sellers or the Owners, the Membership Interests or any officers, managers or directors of the Company or any of its Subsidiaries (in their capacities as such) has been entered which is presently in effect or otherwise unsatisfied. There are no investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
Section 4.18    Compliance with Laws; Permits.
(a)    The Company, its Subsidiaries and the Business have been and are in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice of, or to the Knowledge of the Company, has been charged with, any material violation of any Laws.
(b)    Neither the Company, any of its Subsidiaries, any of their Affiliates nor any other Person on behalf of the Company or any of its Subsidiaries, in connection with the conduct of the Business, directly or indirectly, has given, or has agreed to give, any significant gift or similar benefit to any supplier, customer or potential employee of the Company or any of its Subsidiaries, or any other Person who was, is or may be, in a position to help or hinder the Company or the Business (or assist in connection with any actual or potential transaction) under circumstances that involve a violation of any applicable Law or which could reasonably be expected to subject the Company or any of its Subsidiaries to any material damage or penalty.

(c)    All Permits held by the Company or its Subsidiaries are listed on Section 4.18(c) of the Disclosure Schedules, and the Company has delivered to the Purchaser complete copies of all such Permits. The Company has all Permits necessary for the conduct of, or relating to the operation of, the Business, including each parcel of the Company Real Estate, as now being conducted. All Permits of the Company and its Subsidiaries are valid and in full force and effect and the Company and its Subsidiaries are in material compliance with the terms thereof. There is not now pending nor, to the Knowledge of the Company, threatened or any basis for, any Proceeding by or before any Governmental Authority to revoke, cancel, rescind, modify, or refuse to renew in the Ordinary Course of Business any of such Permits. No notice to, declaration, filing, or registration with, or Permit from, any Governmental Authority or any other Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery, or performance of this Agreement or any of the Ancillary Agreements by the Company, the Sellers or the Owners and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    All flocks and barns owned or leased or utilized by the Company or any of its Subsidiaries are free of salmonella enteritidis and avian influenza, and the egg laying operation of the Company and its Subsidiaries is in compliance in all material respects with all Food and Drug Laws.
Section 4.19    Products.
(a)    Since January 1, 2010:
(i)    neither the Company nor any of its Subsidiaries has been required to file any notification or other report with or provide information to any Governmental Authority concerning actual or potential defects or hazards with respect to any product sold, manufactured, produced, distributed or marketed by the Company or any of its Subsidiaries since January 1, 2010 (the “Products”);
(ii)    the Company and each of its Subsidiaries (including the egg laying operation conducted by each) has been in compliance, in all material respects, with all Food and Drug Laws applicable to it;
(iii)    with respect to products and ingredients supplied to the Company or any of its Subsidiaries, the suppliers have been in compliance, in all material respects, with each Food and Drug Law that is applicable to them;
(iv)    neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential material violation of, or failure to comply with, any Food and Drug Law, or (B) any actual, alleged, possible or potential material obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature;
(v)    neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority or any other Person alleging that the Company or a Product packaged, sold, held, or distributed by the Company is the subject of any pending or threatened Governmental Authority investigation, proceeding, or inquiry under any Food and Drug Laws;

(vi)    neither the Company nor any of its Subsidiaries has been subject to any obligation or requirement arising under any consent decree, consent agreement, inspection report or Warning Letter issued to the Company or any of its Subsidiaries by or entered into with the FDA, USDA or the FTC, or any other United States or foreign Governmental Authority or other order from, agreement with, or notice or requirement or commitment made to any other Governmental Authority with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Products.
(vii)    there have been no Proceedings pending or to the Knowledge of the Company threatened with respect to a material violation by the Company or any of its Subsidiaries of any applicable Law with regard to the development, testing, manufacture, registration, approval, marketing, distribution, labeling, storage, or transport of any of the Products that reasonably would be expected to result in an administrative, civil, or criminal liability, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to serve as a basis for such a Proceeding; and
(viii)    neither the Company nor any of its Subsidiaries has been a subject of any recall, whether ordered by a Governmental Authority or undertaken voluntarily, and neither the Company nor any of its Subsidiaries has adulterated, contaminated, misbranded, mispackaged, or mislabeled a Product in material violation of any applicable law and, to the Knowledge of the Company, no Company Product poses a material threat to the health or safety of a consumer when consumed in the intended manner.
(b)    Since January 1, 2010, the Products:
(i)    have not been adulterated or misbranded within the meaning of the FFDC Act, or within the meaning of any other applicable Law;
(ii)    have not been articles which may not, under any Food and Drug Law, be introduced into interstate commerce;
(iii)    have been sanitary and, based on current scientific evidence and industry practice, safe for human consumption when used in accordance with the labeling; and
(iv)    have not been the subject of any notices, actions, decrees, citations, investigations, audits, actions, inquiries or other proceedings pursuant to The Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, promulgated by the State of California.
(c)    The Company and its Subsidiaries have performed all services and produced all Products in a good and workmanlike manner and, where applicable, have sold to customers Products to which the Company and its Subsidiaries had good title, which were merchantable and, where a particular purpose was known, which were fit for such particular purpose.
(d)    Section 4.19(c)(d) of the Disclosure Schedules sets forth a complete description of: (i) all recall programs of any and all Products since January 1, 2010; (ii) existing circumstances from which it is reasonable to assume that a claim with respect to the furnishing of goods and services by the Company or any of its Subsidiaries may be asserted in the future; and (iii) all recall programs of any and all Products which are underway or pending.
(e)    Since January 1, 2010, there has been no defect in design, materials, manufacture or otherwise in any goods manufactured, produced, marketed, distributed or sold by the Company or any of its Subsidiaries or defect in services rendered by the Company or any of its Subsidiaries which could give rise to a claim against the Company or any of its Subsidiaries.

(f)    Claims on the labeling and in the advertising and promotional materials of the Company and its Subsidiaries for Products sold or intended to be sold in the United States are limited to allowed nutrient content and structure function claims, as defined by the FDA.
(g)    The Company has delivered to the Purchaser true, correct and complete copies of: (i) all Warning Letters, untitled letters, regulatory letters, notices of inspectional observations or similar notices, or other correspondence, including meeting notes or minutes, if any, with or from any Governmental Authority relating to the Products, and the Company’s compliance with Food and Drug Laws and rules and regulations of other Governmental Authorities, and all of the responses thereto, within the last five (5) years; and (ii) all written reports of Good Manufacturing Practices audits of the Company and its Subsidiaries and, to the extent in the possession of the Company, of the Company’s and its Subsidiaries’ contract manufacturers, within the last five (5) years.
(h)    Each dietary ingredient used in the manufacture of Products complies in all material respects with applicable Law. All fillers, shellacs, processing aids, colors and flavors that the Company or any of its Subsidiaries uses in its manufacture of the Products intended to be sold in the United States are (i) ”Generally Recognized as Safe” as determined by the FDA, or (ii) food additives approved by the FDA. All imported raw materials that the Company or any of its Subsidiaries uses in the manufacture of Products are legally available in the United States, and no United States import alert restricts the importation of any raw materials used by the Company in the manufacture of the Products.
(i)    Since January 1, 2010, none of the Products have been subject to withdrawal, modification, cancellation or suspension by the FDA, USDA or any other Governmental Authority, and no Products have been discontinued (other than for commercial or other business reasons), recalled by the FDA, USDA or any other Governmental Authority or subject to a removal or safety alert (whether voluntarily or otherwise). Since January 1, 2010, no Proceedings have occurred (whether completed or pending) seeking to recall, re-label, or seize any Product.
(j)    Since January 1, 2010, the Company and its Subsidiaries have operated in all material respects with applicable Law, and have only shipped Products intended to be distributed in each jurisdiction that are in compliance in all material respects with the applicable Law relating to the manufacture of food.
Section 4.20    Related Party Transactions. Except as listed on Section 4.20 of the Disclosure Schedules, no Seller or Owner or any of its or his Affiliates has had, either directly or indirectly, a material interest in the last five (5) years in: (a) any Person which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights; or (b) any Contract to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected (other than rights to receive compensation for services performed as an officer, manager, director or employee of the Company or any of its Subsidiaries).
Section 4.21    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company or its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after date thereof, on the accounting records of the Company. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising thereafter, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.22    Inventory.
(a)    Section 4.22 of the Disclosure Schedules contains a complete and accurate list of all of the addresses at which any Inventory of the Company or any of its Subsidiaries is located. The Inventory of the Company and its Subsidiaries is of a quality and quantity commercially usable and salable at not less than cost in the Ordinary Course of Business. The Inventory of the Company and its Subsidiaries is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any other Person, and the completion of manufacture or sale or other disposition of any Inventory of the Company or any of its Subsidiaries after the Closing will not require the consent of any Person and will not constitute a breach or default under any Contract to which the Company or any of its Subsidiaries is a party or to which the Inventory is subject.
(b)    All Inventory of the Company or any of its Subsidiaries existing now and at Closing, complies or will comply, to the extent applicable, in all material respects with all Laws including (i) the FFDC Act; (ii) rules and regulations promulgated from time to time by the USDA; (iii) the Fair Packaging and Labeling Act; and (iv) the FTC Act. All packaging is in compliance in all material respects with the Nutrition Labeling and Education Act of 1990, and is usable in the Ordinary Course of Business for Products being sold to retail or food service accounts.
Section 4.23    Customers and Suppliers. Section 4.23 of the Disclosure Schedules sets forth a list of the Company’s and its Subsidiaries’ top ten (10) customers and top ten (10) suppliers (determined by the amount of total purchases or sales, as applicable, as set forth thereon) for the twelve-month period ending December 31, 2014 (the “Major Customers and Suppliers”). To the Knowledge of the Company, none of the Major Customers and Suppliers has threatened any termination, material adverse change in, cancellation or material limitation of, its business relationship with the Company or any of its Subsidiaries and no basis exists therefor. To the Knowledge of the Company there has not been any Event with respect to any Major Customers or Suppliers which has had or would reasonably be likely to have a Material Adverse Effect.
Section 4.24    Insurance. Section 4.24 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, worker’s compensation, product liability, property, flood and other forms of insurance maintained by the Company or any of its Subsidiaries (the “Company Insurance”), true and complete copies of which have been provided to the Purchaser. All insurable assets of the Company and its Subsidiaries are insured for the benefit of the Company and its Subsidiaries in amounts and against risks appropriate with respect to their respective operations and consistent with industry practice, and, to the Knowledge of the Company, such insurance provides, and during such period provided, coverage to the extent and in the manner as may be required by Law, any Material Contracts, any Leases or by any lender of the Company. Neither the Company nor any of its Subsidiaries is in material breach or default under any of such policies or binders and will have paid all premiums due for coverage periods prior to the Closing. Neither the Company nor any of its Subsidiaries has received any notice from any insurance company of any defect or inadequacies in the insurable assets of the Company or any of its Subsidiaries adversely affecting the insurability thereof. To the Knowledge of the Company, all such policies and binders are in full force and effect and no insurance carrier has made a reservation of right with respect to any claim made by the Company or any of its Subsidiaries under any such policy and binder.
Section 4.25    Bank Accounts and Powers of Attorney. Section 4.25 of the Disclosure Schedules sets forth a list of all accounts and deposit boxes maintained by the Company or any of its Subsidiaries at any bank or other financial institution and the names of the individuals authorized to effect transactions in such accounts and with access to such boxes. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

Section 4.26    Financial Advisors. Except as set forth on Section 4.26 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company, any of its Subsidiaries or any of the Sellers or the Owners in connection with the transactions contemplated by this Agreement, and no such Person is entitled to any fee or commission or like payment from the Company or any of its Subsidiaries in respect thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER
The Purchaser hereby represents and warrants to the Sellers that each statement contained in this Article V is true, correct and complete as of the date hereof and shall be true, correct and complete as of the Closing.
Section 5.1    Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the State of Nebraska and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.
Section 5.2    Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Purchaser is a party and to perform its obligations and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each other Ancillary Agreement to which the Purchaser is a party has been duly authorized by all necessary requisite action on behalf of the Purchaser, and no other corporate proceedings on the part of the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which the Purchaser is a party. This Agreement has been, and each other Ancillary Agreement to which the Purchaser is a party will be at or prior to the Closing, duly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Ancillary Agreement to which the Purchaser is a party when so executed and delivered will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
Section 5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by the Purchaser of this Agreement, or any Ancillary Agreement to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of the Purchaser; (ii) any Contract or Permit to which the Purchaser is a party or by which any of the properties or assets of the Purchaser are bound; (iii) and Order applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such items that, individually or in the aggregate, would not have, or reasonably be expected to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, or the other Ancillary Agreement to which the Purchaser is a party or the consummation by the Purchaser of the transactions contemplated hereby or thereby, except for compliance with the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder and any other applicable Antitrust Laws.

Section 5.4    Litigation. There are no Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into the Agreement or consummate the transactions contemplated hereby.
Section 5.5    Investment Intention. The Purchaser is acquiring through the Membership Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Purchaser understands that the Membership Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
Section 5.6    Sufficient Funds. At the Closing, the Purchaser will have sufficient funds for the Purchaser to pay all the amounts required to be paid by the Purchaser pursuant to Article II.
Section 5.7    No Brokers. Neither the Purchaser nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other documents contemplated hereby or the transactions contemplated hereby or thereby.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.1    Conduct of the Business.
(a)    Prior to the Closing, except (i) as set forth on Section 6.1(a) of the Disclosure Schedules, (ii) as required by applicable Law, or (iii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to:
(i)    conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business; and
(ii)    use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, and (B) preserve the present relationships with customers, suppliers, regulators, licensors, licensees and other Persons having business relationships with the Company or its Subsidiaries.
(b)    Without limiting the generality of the foregoing, except (i) as set forth on Section 6.1(b) of the Disclosure Schedules, (ii) as required by applicable Law, or (iii) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    issue or sell any shares of the Company’s or any of its Subsidiaries’ capital stock or other membership or equity interests;
(ii)    issue or sell any securities convertible or exchangeable into, or options with respect to, warrants to purchase, rights to subscribe for, or stock appreciation rights, calls or commitments of any kind with respect to any shares of the Company’s or any of its Subsidiaries’ capital stock or other membership or equity interests;

(iii)    effect any recapitalization, reclassification stock dividend, stock split or like change in the capitalization of the Company or any of its Subsidiaries;
(iv)    other than dividends or distributions payable prior to the Reference Date solely in cash or as specifically provided for in Section 6.9 and Section 6.17, declare, set aside, pay or make any dividend or other distribution, payable in cash, stock or property to or on behalf of any Sellers or Owners;
(v)    amend or modify the Organizational Documents of the Company or any of its Subsidiaries;
(vi)    adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(vii)    other than in the Ordinary Course of Business or as required by an existing Company Benefit Plan, (A) increase the annual level of compensation of any executive officer of the Company or any of its Subsidiaries or any other employee whose annual compensation is or would be in excess of Two Hundred Thousand Dollars ($200,000), (B) modify or amend any Company Benefit Plan in any manner that materially increases the amount of the Liability attributable to the Company or any of its Subsidiaries in respect of such Company Benefit Plan, (C) grant any unusual or extraordinary bonus to any executive officer or any other employee whose annual compensation is or would be in excess of Two Hundred Thousand Dollars ($200,000), (D) enter into or adopt any employee benefit plan or employment, retention, change-in-control or severance agreement, or (E) hire any new executive officers or employees who, in the case of the latter, would have annual compensation in excess of Two Hundred Thousand Dollars ($200,000) or terminate the services of any existing executive officers or employees who, in the case of the latter, have annual compensation in excess of Two Hundred Thousand Dollars ($200,000) other than for cause or if such termination will not result in the payment of material severance amounts;
(viii)    subject to any Encumbrance any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except for those Permitted Encumbrances disclosed in sections (i), (ii), (iii) and (iv) in the definition of “Permitted Encumbrances” under Section 1.1;
(ix)    enter into any Contract with any of the Sellers, any of the Owners or any of their Affiliates (other than with employees as permitted under clause (b)(vii) above);
(x)    enter into, terminate or amend in any material respect any Material Contract or Lease, or any Contract that would be a Material Contract or Lease if in existence as of the date hereof, except in the Ordinary Course of Business;
(xi)    become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, except for any expenditures pursuant to projects otherwise contemplated in the capital expenditure forecast as set forth in Section 6.1(b)(x) of the Disclosure Schedules;
(xii)    enter into or agree to enter into any merger or consolidation with any Person, or acquire the assets, properties, securities or business of any Person;
(xiii)    incur or assume any Indebtedness for borrowed money or guarantee any such Indebtedness, other than in the Ordinary Course of Business;

(xiv)    other than with respect to customers in the Ordinary Course of Business, loan or advance any funds to any Person;
(xv)    sell, assign, license, transfer, abandon, convey or lease or otherwise dispose of any Company Real Estate;
(xvi)    sell, assign, license, transfer, abandon, allow to lapse, convey or lease or otherwise dispose of any Intellectual Property or other intangible assets of the Company or any of its Subsidiaries, except in the Ordinary Course of Business;
(xvii)    fail to maintain in full force and effect the Company Insurance;
(xviii)    permit or suffer any termination, revocation, expiration or lapse of any Permits or violation of any applicable Law;
(xix)    settle any criminal Legal Proceeding, or settle any other Proceeding for an amount in excess of Fifty Thousand Dollars ($50,000) or which would involve a non-monetary remedy that is material to the Business;
(xx)    make or rescind any material election relating to Taxes, file an amended Tax Return, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or other similar controversy relating to Taxes, enter into any closing agreement with any Governmental Authority, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting purposes;
(xxi)    authorize or commit or agree to do, anything set forth in this Section 6.1(b).
Section 6.2    Access to Information. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, prior to the Closing Date, upon reasonable notice to the Company, the Purchaser and its Representatives shall be permitted to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries (including ordering title investigations and third party inspections) and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests (provided such activities are conducted in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries) and, at the Purchaser’s cost and expense, to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause its Representatives and its and its Subsidiaries to reasonably cooperate with the Purchaser and its Representatives in connection with such investigation and examination, and the Purchaser shall cooperate with the Company and its Representatives and shall use its reasonable efforts to minimize any disruption to the Business. The Purchaser shall, and shall cause its Representatives to, keep confidential any non-public information received from the Company and its Subsidiaries pursuant to this Section 6.2 in accordance with the Confidentiality Agreement.
Section 6.3    Notice of Events. The Purchaser shall notify the Company in writing promptly upon the Purchaser’s discovery of any information on or prior to the Closing Date which constitutes (or would be reasonably likely to constitute) or indicates (or would be reasonably likely to indicate) a material breach of any representation, warranty or covenant of the Purchaser contained herein. The Company and the Sellers shall notify the Purchaser in writing promptly upon the Company’s or any of the Seller’s discovery of any information on or prior to the Closing Date which constitutes (or would be reasonably likely to constitute) or indicates (or would be reasonably likely to indicate) a material breach of any representation, warranty or covenant of the Company or any Seller or Owner contained herein.

Section 6.4    Regulatory Approvals.
(a)    The Purchaser and where applicable the Company shall (i) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act and any other Antitrust Law (the “Antitrust Filings”) with respect to the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable and advisable after the date hereof (but in no event later than five (5) Business Days after the date hereof); (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be reasonably requested by, the Antitrust Division of the DOJ, the FTC, or by any other Governmental Authority in respect of such Antitrust Filings, this Agreement, or the transactions contemplated by this Agreement and the Ancillary Agreements; (iv) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ, or any other Governmental Authority in respect of any Antitrust Filings or investigation, inquiry or other Proceeding relating to this Agreement, the transactions contemplated by this Agreement and the Ancillary Agreements and of any material communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement and the Ancillary Agreements; (v) subject to applicable Law, discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ, or any other Governmental Authority or, in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or investigation, inquiry or other Proceeding relating to this Agreement, or the transactions contemplated by this Agreement and the Ancillary Agreements; (vi) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ, or any other Governmental Authority in respect of any Antitrust Filing, investigation or inquiry relating to this Agreement, or the transactions contemplated by this Agreement and the Ancillary Agreements unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion; (vii) subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ, or any other Governmental Authority or members of their respective staffs on the other hand, with respect to any Antitrust Filing, investigation, inquiry, or Proceeding relating to this Agreement, or the transactions contemplated by this Agreement and the Ancillary Agreements; and (viii) act in good faith and reasonably cooperate with the other Party in connection with any Antitrust Filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, including Section 6.4(a), neither the Purchaser nor any of its Affiliates shall be required to, and the Company shall not, without the prior written consent of the Purchaser, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Purchaser or any of their respective Affiliates; (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Purchaser or any of their respective Affiliates in any manner; (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Purchaser or any of their respective Affiliates; provided that, if requested by the Purchaser, the Company shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs; or (iv) materially modify or waive any of the terms or conditions of this Agreement. Notwithstanding anything in the contrary in this Agreement, including Section 6.4(a), none of the Purchaser or any of its Affiliates shall be required to defend, contest or resist any action or Proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, in connection with the transactions contemplated by this Agreement.

Section 6.5    Third Party Consents. From the date hereof until the Closing, the Parties shall use (and the Company shall cause its Subsidiaries to use) their respective commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the consents and approvals referred to in Section 4.3(b); provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.
Section 6.6    Release.
(a)    Effective upon the Closing, each of the Sellers and each of the Owners, on behalf of itself or himself and its or his successors, assigns, heirs, beneficiaries and Affiliates (collectively, the “Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever acquits, releases, covenants not to sue, discharges and agrees to hold harmless the Company, the Purchaser and their respective Affiliates, officers, directors, shareholders, members, managers, employees, agents, attorneys, predecessors, successors and assigns (collectively, the “Releasees”), from any and all commitments, actions, debts, claims, counterclaims, charges, demands, damages, Losses, compensation, obligations, Liabilities, costs, expenses (including attorneys’ fees and court costs), causes of action, debts, contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at Law or in equity, of every nature and kind that any of the Releasing Parties have or may have had against the Releasees, whether known or unknown, for all matters relating to, arising out of or in connection with the status of or any of the Releasing Parties as a member, creditor, officer, director or manager of the Company or any of its Subsidiaries from the beginning of time through the Closing Date (collectively, for the purposes of this Section 6.6, the “Released Claims”), except as specifically set forth in this Agreement. The release set forth in this Section 6.6 shall be binding upon the Releasing Parties and their respective successors and assigns and shall inure to the benefit of the Releasees and their respective successors and assigns.
(b)    Each of the Sellers and each of the Owners, on behalf of itself or himself and the other Releasing Parties, hereby represents to the Releasees that the Releasing Parties (i) have not assigned any Released Claims or possible Released Claims against any Releasee; (ii) fully intend to release all Released Claims against the Releasees including unknown and contingent Released Claims (other than those specifically reserved above), and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.
(c)    Effective as of the Closing, each of the Sellers and each of the Owners irrevocably covenants to refrain from, and to cause the other Releasing Parties to refrain from, directly or indirectly, (i) asserting any Released Claims, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding for a Released Claim, and this Agreement may be raised by any Releasee as an estoppel to any such claims, actions or proceedings; and (ii) making any claim or commencing any action or proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or proceeding would arise against any Releasee for contribution or indemnity or other relief from, over and against any Releasee or which otherwise results in a Releasee suffering or incurring any Losses, whether under common law, equity, statute, Contract or otherwise, with respect a Released Claim. It is the intention of the Sellers and the Owners, on behalf of itself or himself and the other Releasing Parties, that the release described in this Section 6.6 be effective as a bar to each Released Claim hereinabove specified. In furtherance of this intention, effective as of the Closing, the Sellers and the Owners each expressly waive, and shall cause each of the other Releasing Parties to waive, any and all rights and benefits conferred upon it or him by the provisions of applicable Law with respect to any Released Claim and the Sellers and the Owners, on behalf of themselves and the other Releasing Parties, each expressly consents that the release described in this Section 6.6 shall be given full force and effect according to each and all of its express terms and provisions.

(d)    The Sellers and the Owners shall deliver to the Purchaser at the Closing a release agreement in form reasonably satisfactory to the Purchaser re-affirming their obligations under this Section 6.6 and extending the coverage of the release for the Releasing Parties set forth in this Section 6.6 to include the period from the date hereof through and including the Closing (the “Release Agreements”).
Section 6.7    Confidentiality. Each of the Sellers and each of the Owners acknowledges the confidential and proprietary nature of the Company Confidential Information, and, commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, each of the Sellers and each of the Owners shall: (a) keep the Company Confidential Information confidential, (b) not use the Company Confidential Information for any reason or purpose; and (c) without limiting the foregoing, not disclose the Company Confidential Information to any Person, except with the Purchaser’s prior written consent; provided, however, that each of the Seller’s and the Owner’s obligations under this Section 6.7 with respect to any Company Confidential Information that is a Trade Secret shall survive indefinitely. Notwithstanding the foregoing or any provision contained herein, each of the Sellers and each of the Owners shall have the right to disclose any part of the Company Confidential Information to the extent, and only to the extent, necessary to (x) pursue any right or claim for Losses arising under this Agreement; (y) defend against any claim for Losses asserted against it under this Agreement; and (z) file any Tax Returns or respond to any Proceeding with respect to Taxes. This Section 6.7 shall not apply to that part of the Company Confidential Information that becomes generally available to the public other than as a result of a breach of this Section 6.7 by any of the Sellers or the Owners. Company Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available. If any of the Seller or the Owners become compelled in any Proceeding to make any disclosure that is prohibited by this Section 6.7, such Seller or Owner shall, to the extent legally permissible, provide the Purchaser with prompt notice of such compulsion so that the Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.7. In the absence of a protective order or other remedy, such Seller or Owner may disclose that portion (and only that portion) of the Company Confidential Information that, based upon advice of such Seller’s or Owner’s counsel, such Seller or Owner is reasonably likely to be legally compelled to disclose; provided, however, that such Seller or Owner shall use its reasonable efforts to obtain written assurance that any Person to whom any Company Confidential Information is so disclosed shall accord confidential treatment to such Company Confidential Information. Nothing in this Section 6.7 shall diminish the protections and benefits under applicable Law to which any Trade Secret of the Company is entitled. If any information that the Purchaser or the Company or any of their Subsidiaries asserts to be a Trade Secret under applicable Law is found by a court of competent jurisdiction not to be such a Trade Secret, such information shall nonetheless be considered Company Confidential Information for purposes of this Section 6.7.

Section 6.8    Non-competition; Non-solicitation.
(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller and each Owner shall not, and shall not permit any of his or its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business (or any aspect, portion or component of the Business) within the Territory (or any portion of the Territory); (ii) have an interest in any Person that engages directly or indirectly in any aspect, portion or component of the Business within the Territory (or any portion thereof the Territory) in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company, the Purchaser or any of their Affiliates, on the one hand, and customers or suppliers of the Company, the Purchaser or any of their Affiliates, on the other hand. Notwithstanding the foregoing, (1) a Seller or Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person, and (2) each Seller and each Owner may conduct the following business-related activities: general farming activities, but excluding any direct or indirect egg production, processing, sales or marketing and also excluding any leasing of property or improvements to any Persons (other than the Purchaser or its Affiliates) engaged in the Business.
(b)    During the Restricted Period, each Seller and each Owner shall not, and shall not permit any of his or its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.8(b) shall prevent a Seller or an Owner or any of its or his Affiliates from hiring (i) any employee whose employment has been terminated by the Company or the Purchaser or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    During the Restricted Period, each Seller and each Owner shall not, and shall not permit any of its or his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company, the Purchaser or any of their Affiliates or potential clients or customers of the Company, the Purchaser or any of their Affiliates for purposes of diverting their business or services from the Company, the Purchaser or any of their Affiliates.
(d)    Each Seller and each Owner acknowledges that a breach or threatened breach of this Section 6.8 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller or Owner of any such obligations, the Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    Each Seller and each Owner acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements. In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.9    Non-Operating Real Estate. Not later than five (5) days prior to Closing, the Company shall convey to the Sellers by Bargain and Sale (quitclaim) Deeds the Non-Operating Real Estate, together with all buildings, structures, and improvements thereon and appurtenances thereto, together with those personal property assets described on Section 6.9 of the Disclosure Schedules via bill of sale on an “as-is, where-is” basis. A copy of such deeds and bill of sale shall be delivered by Sellers to the Purchaser at Closing.
Section 6.10    Title Commitments, Title Policies, Surveys and Zoning Letters. In the event requested by the Purchaser, the Company shall use commercially reasonable efforts to cooperate with the Purchaser in obtaining, with respect to each parcel of Company Real Estate (a) ALTA or other form of title commitment for owner’s, lessee’s and/or lender’s policies (if applicable) of title insurance (each, a “Title Commitment”) prepared by a national title insurance company acceptable to the Purchaser (“Title Company”), (b) certified ALTA/ACSM or other on-the-ground, staked, boundary survey maps of the Company Real Estate, or any portion thereof, prepared by surveyors reasonably acceptable to the Purchaser and reflecting the matters disclosed on the Title Commitment related thereto; and (c) letters from the appropriate Governmental Authority in the locations where each parcel of Company Real Estate is located certifying zoning compliance of such Company Real Estate, as applicable. If requested by the Purchaser, the Company shall deliver at the Closing an owner’s affidavit of title with respect to each parcel of Company Real Estate, in form and substance required by Title Company, non-imputation affidavit, no change affidavit for existing survey conditions, if applicable, and such other transfer declarations, GAP undertakings, title clearance, and corporate authority documents required by Title Company to issue at Closing 2006 ALTA owner’s, lessee’s and lender’s policies of title insurance (extended coverage policies, including mechanic’s lien coverage) on the Company Real Estate as requested by the Purchaser, including such endorsements (including non-imputation coverage) required by the Purchaser (each a “Title Policy” and collectively the “Title Policies”). The Company shall also cooperate fully with the Purchaser to satisfy or accomplish all requirements of policy issuance required by the Title Company and to eliminate such exceptions from the Title Policies as the Purchaser may reasonably desire eliminated.
Section 6.11    Lease Estoppels; Landlord Lien Waivers; and Non-Disturbance Agreements. The Company shall use commercially reasonable efforts to obtain and deliver to the Purchaser at Closing (a) certificates of estoppel in a form and substance reasonably acceptable to the Purchaser from each party (lessors, lessees, and sublessees, as applicable) to each Lease (other than the Company); (b) if requested by the Purchaser, non-disturbance agreements from each lender of a landlord/lessor under each Lease in form and substance acceptable to the Purchaser (each a “Non-Disturbance Agreement”); and (c) if required by the Purchaser’s lender, access and waiver of lien agreements, in form acceptable to such lender, from the landlords/lessors under the Leases agreeing that any trade fixtures, machinery, equipment, furniture, inventory, goods or other personal property kept at or installed in the Leased Real Property is personal property, is not to become a part of the realty no matter how affixed to it, may be removed from the Leased Real Property by such lender at any time free and clear of any claim or lien of such landlord/lessor and such additional matters as may reasonably be requested by such lender to protect its interest in such personal property (each an “Access Agreement”). In the absence of any such estoppels, the Company shall provide at Closing the estoppel for any Leased Real Property for which the third party estoppel is not received and each such estoppel shall be deemed an Ancillary Agreement under this Agreement and a deliverable under Section 3.2(a). Notwithstanding anything herein to the contrary, delivery of each Access Agreement and Non-Disturbance Agreement to the Purchaser on or before Closing shall be deemed a deliverable under Section 3.2(a).

Section 6.12    No Solicitation; Exclusivity. From the date hereof until the Closing Date, neither the Company nor any Seller or Owner shall, and shall not permit any of their respective Representatives or Affiliates to, except as contemplated by this Agreement, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any material assets of the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) or any capital stock or other equity interests of the Company or any of its Subsidiaries (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company and the Sellers and the Owners shall (and the Company shall cause its Subsidiaries to), and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser) conducted heretofore with respect to any of the foregoing.
Section 6.13    Interim Financial Statements. During the period prior to the Closing Date, (a) within thirty (30) days after the end of each fiscal month, the Company shall deliver to the Purchaser an unaudited consolidated balance sheet of the Company as of the last day of the most recently completed fiscal month and unaudited consolidated statements of earnings of the Company for the most recently completed fiscal month and for the period from January 1, 2015 to the end of the most recently completed fiscal month, and (b) within thirty (30) days after the last day of each fiscal quarter of the Company ended at least thirty (30) days prior to the Closing Date, the Company shall deliver to the Purchaser an unaudited consolidated balance sheet of the Company as of the last day of such fiscal quarter and consolidated statements of earnings, comprehensive income, cash flows and changes in members’ equity (including the accompanying notes to the foregoing financial statements) of the Company for the interim period between the date of the latest reviewed balance sheet (i.e., December 31, 2014) and the last day of such fiscal quarter (and consolidated statements of earnings, comprehensive income, cash flows and changes in members’ equity (including the accompanying notes to the foregoing financial statements) for the corresponding period of the preceding fiscal year of the Company).
Section 6.14    Confidentiality Agreement. The Purchaser acknowledges that the information provided to it in connection with this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.
Section 6.15    Publicity. No Party shall, nor shall any Party permit any of its or his Representatives or Affiliates to, issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement and the Ancillary Agreements without obtaining the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of the Company or the Purchaser, as applicable, public disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable Law or the applicable rules of any such exchange, the Party intending to make such disclosure shall use its or his commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect to the text thereof. The Parties agree that the initial press release to be issued in connection with this Agreement shall be in a form mutually agreed.

Section 6.16    Employment and Employee Benefits.
(a)    Prior to and effective upon the Closing, the Company and its Subsidiaries shall amend the terms of its major medical, prescription drug and dental plan to (i) eliminate any requirement that any employee of the Company or its Subsidiaries have 1,000 hours of service before becoming eligible for major medical, prescription drug and dental coverage, (ii) extend eligibility for such coverage to temporary employees on the payroll of the Company or any of its Subsidiaries who are considered "full-time" and not "variable hour" employees (as such terms are defined by regulations under Code Section 4980H), and (iii) provide for a waiting period of until the first day of the calendar month following an eligible employee’s date of hire. Further, promptly following the execution of such amendment, the Company shall notify its stop-loss carrier for such medical, prescription drug and dental benefits of the amendment. In the event that upon the Closing, major medical, prescription drug and dental benefits continue to be provided under the plan of the Company, any employees who become newly eligible upon Closing due to such amendment shall be offered a special enrollment opportunity to elect such benefits, which if elected, shall be effective retroactively to the date of Closing.
(b)    The Purchaser shall, with respect to each employee of the Company and its Subsidiaries as of the Closing who shall continue in employment with the Company or the Purchaser after the Closing (each a “Continued Employee”), provide the benefits described in this Section 6.16. Each Continued Employee shall be entitled, as an employee of the Company or the Purchaser, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of the Purchaser and its Subsidiaries (the “Purchaser Benefit Plans”), subject to the Purchaser’s right, in its sole discretion, to subsequently amend, modify or terminate any such Purchaser Benefit Plans, if as a Continued Employee he or she shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar Company Benefit Plan maintained by the Purchaser after the Closing Date. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of the Purchaser and its Subsidiaries. Except as otherwise provided herein, all such participation shall be subject to such terms of such Purchaser Benefit Plans as may be in effect from time to time, and this Section 6.16 is not intended to, and shall not, give Continued Employees any rights or privileges superior to those of other employees of the Purchaser or its Subsidiaries. The Purchaser may terminate or modify all Company Benefit Plans except insofar as benefits thereunder shall have vested at the Closing and cannot be modified; provided, however, that Purchaser may elect, in its sole discretion, to retain any Company Benefit Plans and to provide such Company Benefit Plans to any Continued Employee in lieu of the benefits described in this Section 6.16; and further provided, however, that in the event the Company Benefit Plans have been terminated, the Continued Employees shall be eligible to participate in the Purchaser Benefit Plans, to the extent otherwise eligible for such Purchaser Benefit Plans, not later than January 1, 2016. The Purchaser’s obligation under this Section 6.16 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, the Purchaser or one of its Affiliates shall (i) recognize the service of the Continued Employees with the Company and its Affiliates prior to the Closing Date as service with the Purchaser and its Affiliates in connection with any pension or welfare benefit plans and policies (including vacations, paid time-off, and holiday policies) maintained by the Purchaser or one of its Affiliates which is made available following the Closing Date by the Purchaser or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accrual); (ii) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Continued Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Continued Employees following the Closing Date by the Purchaser or one of its Affiliates, and (iii) provide credit to Continued Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date. The Parties acknowledge and agree that all provisions contained in this Section 6.16 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any employees or former employees of the Company or any of its Subsidiaries, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with the Company or any of its Affiliates. Notwithstanding the foregoing, or any other provision of this Agreement, nothing in this Section 6.16 is intended to preclude the Purchaser from terminating the employment of any Continued Employee.

(c)    In connection with the transition of the Continued Employees to the Purchaser Employee Plans, the Company and its Subsidiaries shall take such actions as the Purchaser may request to terminate, freeze or amend all or certain of the Company Benefit Plans in the manner requested by the Purchaser, effective immediately prior to the Closing or such other time requested by the Purchaser (provided such actions are conditioned on the consummation of the Closing).
(d)    The Purchaser shall, or shall cause the Company and its Subsidiaries to, (i) credit each of the Continued Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Continued Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date, provided that such amounts are accrued for purposes of Reference Date Net Working Capital, and (ii) allow each of the Continued Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date.
(e)    The Company shall amend the Willamette Egg Farms 401(k) Profit Sharing Plan and Trust effective no later than one Business Day prior to the Closing Date to provide that all participants in such plan as of the date of Closing shall be 100% vested in profit sharing contributions. The form of amendment shall be subject to the prior approval of the Purchaser, which approval shall not be unreasonably withheld. The Company shall provide the Purchaser with an unexecuted draft of such amendment at least seven (7) days prior to the Closing Date.
(f)    Prior to the Closing, the Company shall file or shall cause to be filed a Form 5500 for the 2014 plan year for the Willamette Egg Farms 401(k) Profit Sharing Plan and Trust.
(g)    Prior to and effective upon the Closing, the Company shall terminate (i) the Employment Agreement by and between the Company and Daniel F. Cunningham, originally effective January 1, 2008, and (ii) the Employment Agreement by and between the Company and Gordon D. Satrum, originally effective January 1, 2008, in each case, by written agreement between the Company and Daniel F. Cunningham or Gordon D. Satrum, as applicable, on terms satisfactory to the Purchaser. No “non-discretionary bonuses,” as such term is described in Section 3.2 of each such Employment Agreement, shall be payable to either Daniel F. Cunningham or Gordon D. Satrum as a result of the termination of each such Employment Agreement.
(h)    The Company shall take any and all actions necessary to ensure that all administrative, trust, custodial, stop-loss insurance, insurance recordkeeping and consulting agreements, and all agreements with service providers relating to (i) the Willamette Egg Farms 401(k) Profit Sharing Plan and Trust, (ii) the health, life, dental and vision benefits under the Willamette Egg Farms Health Insurance Plan, and (iii) the Company’s Section 125 plan, continue in full force and effect immediately following Closing. To the extent that any parties to such agreements require that the Company’s obligations thereunder be assumed by the Purchaser or any Affiliate of the Purchaser in order to continue in full force and effect, the Company shall promptly notify the Purchaser, and at the Purchaser’s option, the Purchaser and the Company shall cooperate in effecting such assumption. Notwithstanding the foregoing, if so requested in writing by the Purchaser prior to Closing, the Company shall terminate the group life insurance policy in effect for its employees, with the effective date of such termination being the date of Closing, or if such effective date is not possible under the terms of the group life policy, on a later date specified by the Purchaser.

(i)    The Company shall take any and all actions necessary to ensure that all workers’ compensation insurance policies continue in full force and effect following Closing. To the extent that the insurers of such policies require that the Company’s obligations thereunder be assumed by the Purchaser or any Affiliate of the Purchaser in order to continue in full force and effect, the Company shall promptly notify the Purchaser, and at the Purchaser’s option, the Purchaser and the Company shall cooperate in effecting such assumption.
(j)    Should the Company pay any bonuses to employees in connection with the transactions contemplated by this Agreement, whether between the signing and Closing or otherwise, such bonuses shall be Transaction Expenses, and the Company shall treat such bonuses as wages to employees and effect the necessary and proper Tax withholding from such payments. For the avoidance of doubt, no such bonuses shall be paid to Company employees following Closing.
Section 6.17    Certain Affiliate Agreements. Prior to the Closing Date and effective no later than Closing, the Company shall (a) terminate (i) the Split-Dollar Agreement dated December 28, 2011, by and between the Company, Gregory D. Satrum and Gordon Satrum and Karin Satrum, Trustees of the Gregory D. Satrum Irrevocable Trust, (ii) the Collateral Assignment Agreement dated December 28, by and between the Company and Gordon Satrum and Karin Satrum, Trustees of the Gregory D. Satrum Irrevocable Trust, cause the Sun Life Financial Company policy on the life of Gregory D. Satrum to be surrendered for its cash value, and in accordance with such aforementioned actions, receive an amount equal to the amount of any premiums on such policy paid by the Company, which shall be no less than $235,714.78, and (iii) the Fifth Amended and Restated Shareholders Agreement dated as of January 16, 2014 by and among the Company, WEF, and the Owners, as amended; (b) cause those vehicles owned by the Company and set forth on Section 6.17(b) of the Disclosure Schedules to be transferred as set forth on Section 6.17(b) of the Disclosure Schedule; (c) enter into written lease agreements with respect to the Leased Real Property set forth on Section 6.17(c) of the Disclosure Schedule, in form and substance acceptable to the Purchaser, and (d) enter into written agreements with the applicable Seller(s), Owner(s) or their Affiliate(s), with respect to the employees set forth on Section 4.16(f) of the Disclosure Schedule, in form and substance acceptable to the Purchaser, which provide for the continued relationship between the Company and such Seller(s), Owner(s) or their Affiliate(s) with respect to such employees.
Section 6.18    Tax Covenants.
(a)    Tax Returns. The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company and its Subsidiaries for all periods ending after the Closing Date. In the case of Tax Returns for periods starting on or before and ending after the Closing Date (a “Straddle Period”), the Purchaser shall provide the Sellers’ Representative with an opportunity to review and comment on such Tax Returns no less than fifteen (15) days prior to the due date thereof and the Sellers shall be responsible for and shall reimburse the Purchaser within five (5) days after such due date for all Taxes imposed on the Company shown as due and owing on such Tax Returns that are allocable to the portion of the Straddle Period that extends through the Closing Date (the “Pre-Closing Straddle Period”), except to the extent (i) a reserve for such Taxes has been established and is reflected in the Financial Statements and such Taxes are taken into account in calculating the Reference Date Net Working Capital, or (ii) such Taxes are included in the calculation of Pre-Closing Tax Obligations to the extent such amounts were deducted in determining the Closing Cash Payment pursuant to Article II. The Sellers’ Representative, at the Sellers’ expense, shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company for all periods ending on or before the Closing Date (“Pre-Closing Periods”), and the Sellers shall pay (x) any Taxes owed with respect to such Tax Returns, and (y) any installments of estimated Tax with respect to income or gain of the Company received on or prior to the Closing Date; provided, however, that the Sellers shall not be liable for or pay any Taxes (I) to the extent a reserve for such Taxes has been established and is reflected in the Financial Statements and such Taxes are taken into account in calculating the Reference Date Net Working Capital, or (II) to the extent such Taxes are included in the calculation of Pre-Closing Tax Obligations to the extent such amounts were deducted in determining the Closing Cash Payment pursuant to Article II (whether at the time specified in Section 2.7(a) or at the time specified in Section 2.7(c), as applicable); the Sellers’ Representative shall provide the Purchaser with an opportunity to review and approve such Tax Returns (which approval will not be unreasonably withheld, conditioned or delayed) no less than fifteen (15) days prior to the due date thereof. Neither the Purchaser nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Tax period ending on or before the Closing Date without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary).
(c)    Straddle Period Allocation. For purposes of this Section 6.18, the Taxes of the Company for a Straddle Period shall (i) in the case of Taxes based upon or related to income, gross income, gross receipts, sales, net profits, windfall profits or similar items, be allocated to the Pre-Closing Straddle Period based on a closing of the books as of the end of the Closing Date and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of Taxes allocated to the Pre-Closing Straddle Period shall be the product of (A) the amount of Taxes for the entire Straddle Period and (B) a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period.
(d)    Cooperation on Tax Matters. The Parties shall cooperate fully, to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
(e)    Tax Sharing Agreements. Any Tax sharing agreements or similar agreements between the Company on the one hand and a Person other than the Company on the other hand shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f)    Proceedings.
(i)    The Purchaser shall promptly notify the Sellers’ Representative in writing upon receipt by the Purchaser or any Affiliate thereof of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period for which the Sellers may be liable under this Agreement or by Law (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). So long as sufficient amounts remain in the Indemnity Escrow Account to satisfy in full any amounts that may become due with respect to such Tax Matter, the Sellers, at their sole expense, shall control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that the Sellers may not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Company or the Purchaser or any Affiliate of the foregoing for any period ending after the Closing Date, without the prior written consent of the Purchaser. The Sellers shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter.
(ii)    The Purchaser shall represent the interests of the Company before the relevant Taxing authority with respect to any inquiry, claim, assessment, audit, or similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and shall control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If the Sellers would be required to indemnify the Purchaser, the Company or any of their Affiliates pursuant to Article VIII with respect to such Straddle Period Tax Matter then: (A) the Sellers may participate in the defense of such Straddle Period Tax Matter and to employ counsel, at their own expense, separate from counsel employed by the Purchaser, and (B) the Purchaser shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser shall keep the Sellers fully and timely informed with respect to the commencement, status and nature of any Straddle Period Tax Matter.
Section 6.19    Pre-Closing Reorganization. No later than as of the end of the Business Day immediately preceding the Closing Date, the Company shall, in accordance with applicable Law (including, as applicable, Chapters 60 and 63 of the Oregon Revised Statutes), merge each of Willamette Egg Farms DISC, Inc. and Moses Lake Farms, LLC with and into the Company, with the Company being the surviving entity in such mergers. The Company shall keep Purchaser informed on a reasonably current basis (and at any time upon Purchaser’s reasonable request) in reasonable detail of the status of the merger of Willamette Egg Farms DISC, Inc. and Moses Lake Farms, LLC. The Company shall, and shall cause its Subsidiaries to, take all actions required to permit the merger of the Company with and into the Purchaser, with such merger to be effective contemporaneously with the Closing on the Closing Date.
Section 6.20    Environmental Reports. Prior to the Closing Date, the Company shall deliver to Purchaser Phase I environmental survey assessments with respect to the Owned Real Property, meeting the specifications agreed upon by the Company and the Purchaser prior to the date hereof (the “Environmental Reports”).
Section 6.21    Further Assurances. Except as provided in Section 6.4(b), prior to the Closing, each of the Parties shall use (and the Company shall cause its Subsidiaries to use) commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, obtaining any licenses or agreements from the owners of the rights to any software (including commercial off the shelf software, other licensed software and software-as-a-service) that is used or utilized by the Company or any of its Subsidiaries immediately prior to the Closing, which licenses or agreements are necessary to grant the Company and its Subsidiaries the right to use or utilize such software, in each case in a quantity and manner equal to the quantity and manner of a given license type actually deployed or used by the Company and its Subsidiaries as of the Closing Date; and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (except that no Party shall be required to waive any conditions precedent to Closing).

Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE VII
CLOSING CONDITIONS
Section 7.1    Conditions Precedent to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with any of which or the occurrence of any of which may be waived in whole or in part by the Purchaser in writing):
(a)    Each representation and warranty of the Company and the Sellers contained in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and except that the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, and Section 4.5 shall be true and correct in all respects at and as of the Closing Date); provided, however, to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” such representations and warranties (as so written) shall be true and correct in all respects at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).
(b)    The Company, the Sellers and the Owners shall have performed and complied with in all material respects all covenants and agreements required by this Agreement and the Ancillary Agreements to be performed on or prior to the Closing Date. The Company shall have delivered to the Purchaser a certificate dated as of the Closing Date and signed by an officer of the Company certifying compliance with Section 7.1(a), this Section 7.1(b), and Section 7.1(g) (the “Company Compliance Certificate”).
(c)    All documents and instruments executed and delivered and all actions taken in connection with this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements shall be reasonably satisfactory to the Purchaser and its counsel, including those deliverables set forth in Section 3.2(a).
(d)    All required HSR filings shall have been made and either (i) the HSR waiting period shall have expired or (ii) early termination granted.

(e)    No Proceeding shall have been instituted before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(f)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements.
(g)    No Event shall have occurred since the date of this Agreement that, individually or in the aggregate with any other Event, has had or would reasonably be expected to have a Material Adverse Effect.
(h)    No flocks or barns (i) owned or maintained by the Company or any of its Subsidiaries, (ii) owned or maintained by Skyline Farms or Wilcox Farms, or (iii) otherwise located within a twenty (20) kilometer radius of any of the Owned Real Property or the Leased Real Property, shall have tested positive (or presumptive positive) for avian influenza or any variation or subtype thereof, nor shall any of such flocks or barns have been quarantined (or threatened to be quarantined) by the USDA or any other Governmental Authority.
(i)    The Environmental Reports shall have been received by the Company and shall be satisfactory to the Purchaser.
(j)    That certain Retention Agreement entered into as of the date hereof with Gregory D. Satrum shall be in full force and effect as of the Closing Date.
Section 7.2    Conditions Precedent to the Obligations of Company, Sellers and Owners. The obligation of the Company, the Sellers and the Owners to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the Company, the Sellers and the Owners in writing):
(a)    Each representation and warranty of the Purchaser contained in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and except that the representations and warranties in Section 5.1 and Section 5.2 shall be true and correct in all respects as of the Closing); provided, however, to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” such representations and warranties (as so written) shall be true and correct in all respects at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).
(b)    The Purchaser shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed on or prior to the Closing Date. The Purchaser shall have delivered to the Seller a certificate dated as of the Closing Date and signed by an officer of the Purchaser certifying compliance with Section 7.2(a) and this Section 7.2(b) (the “Purchaser Compliance Certificate”).

(c)    All documents and instruments executed and delivered and all actions taken in connection with this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements, shall be reasonably satisfactory to the Seller and its counsel, including those deliverables set forth in Section 3.2(b).
(d)    All required HSR filings shall have been made and either (i) the HSR waiting period shall have expired or (ii) early termination granted.
(e)    No Proceeding by a Third Party shall have been instituted before any court or Governmental Authority to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(f)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date (or, if the Closing Date occurs on October 3, 2015, then on December 1, 2016); provided, however, that (i) the representations and warranties in Section 4.1 (Organization and Authorization of Sellers and Owners), Section 4.2 (Organization and Good Standing of Company; Authorization), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), the first sentence of Section 4.8 (Title to Assets; Sufficiency), Section 5.1 (Organization and Good Standing) and Section 5.2 (Authorization) shall survive indefinitely, and (ii) the representations and warranties in Section 4.10 (Taxes), Section 4.12 (Environmental, Health and Safety) and Section 4.15 (Employee Benefit Plans) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.2    Indemnification by Sellers and Owners. Subject to the other terms and conditions of this Article VIII, each Seller and each Owner shall jointly and severally indemnify and defend each of the Purchaser and its Affiliates (including the Company) and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Company or the Sellers contained in this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of the Company, any Seller or any Owner pursuant to this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing Date, any Seller or any Owner pursuant to this Agreement any Ancillary Agreement or in any certificate or other closing document delivered pursuant to this Agreement;

(c)    any breach of or inaccuracy in any representation or warranty made in Section 4.10; (ii) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6.18; (iii) all Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods and Pre-Closing Straddle Periods; (iv) all Pre-Closing Tax Obligations; (v) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (vi) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date;
(d)    any payment to any of the Company’s or any of its Subsidiaries’ current or former officers, managers, directors and similar functionaries under the provisions of the Company’s or any of its Subsidiaries’ Organizational Documents or applicable Law with respect to exculpation or indemnification of such officers, managers, directors or similar functionaries in respect of acts, omissions or events occurring on or prior to Closing;
(e)    any unpaid Closing Indebtedness or Closing Transaction Expenses;
(f)    any claim for benefits under any Company Benefit Plan that was incurred prior to the Closing, or any claim for workers compensation benefits that was incurred prior to the Closing, in each case to the extent that the amount of any such Losses are not specifically taken into account for purposes of calculating the Reference Date Net Working Capital (and, for purposes of this Section 8.2(f), a claim for benefits is deemed to be incurred on the date of service or, with respect to an inpatient admission, the date of the admission, and a claim for workers’ compensation benefits is deemed to be incurred when the event giving rise to the claim occurs);
(g)    those matters specifically set forth on Section 8.2(g) of the Disclosure Schedules; and
(h)    any amounts owing by the Company to any former member or owner of the Company or WEF relating to dividends, distributions, redemption payments or similar obligations.
Section 8.3    Indemnification by Purchaser. Subject to the other terms and conditions of this Article VIII, the Purchaser shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement, any Ancillary Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement.
Section 8.4    Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:
(a)    The Sellers and the Owners shall not be liable to the Purchaser Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds Five Hundred Forty Thousand Dollars ($540,000) (the “Basket Amount”), in which event the Sellers and the Owners shall be required to pay or be liable for all such Losses only in excess of the Basket Amount. The aggregate amount of all Losses for which the Seller and the Owners shall be liable pursuant to Section 8.2(a) shall not exceed Nine Million Dollars ($9,000,000) (the “Cap Amount”).

(b)    The Purchaser shall not be liable to the Sellers Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket Amount, in which event the Purchaser shall be required to pay or be liable for all such Losses only in excess of the Basket Amount. The aggregate amount of all Losses for which the Purchaser shall be liable pursuant to Section 8.3(a) shall not exceed the Cap Amount.
(c)    Notwithstanding the foregoing, (i) the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1 (Organization and Authorization of Sellers and Owners), Section 4.2 (Organization and Good Standing of Company; Authorization), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), the first sentence of Section 4.8 (Title to Assets; Sufficiency), Section 4.10 (Taxes), Section 5.1 (Organization and Good Standing) or Section 5.2 (Authorization); and (ii) the Basket Amount shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.18(a) (Compliance with Laws; Permits) or Section 4.19 (Products).
(d)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.5    Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. Subject to Section 6.18(f), if any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Third Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; so long as: (i) the Indemnifying Party has notified the Indemnified Party of the Indemnifying Party’s intention to undertake to defend any such claim or Proceeding; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or relate to any criminal proceeding, action, indictment, allegation or investigation; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party; (v) the Third Party Claim is not asserted by or on behalf of a Person that is a customer or supplier of the Company; and (vi) the Indemnifying Party diligently pursues the same in good faith. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, and the Indemnifying Party shall keep such counsel reasonably informed as to the status of, and other matters related to, such Third Party Claim. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified

Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, fails to diligently prosecute the defense of such Third Party Claim in good faith, or if any of the other conditions set forth above in clauses (ii), (iii), (iv) or (v) is or becomes unsatisfied, then the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Sellers, the Owners and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.7) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement other than Section 6.18(f), the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim (i) without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, (ii) which provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, (iii) does not contain an admission of liability on the part of the Indemnified Party, and (iv) which would not be likely, in the reasonable judgment of the Indemnified Party, to establish a precedential custom or practice materially adverse to the continuing business interests or reputation of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof. The failure to give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.6    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or adjudication to and including the date such payment has been made at a rate per annum equal to seven percent (7%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. In the event any of the Sellers or the Owners are the Indemnifying Party and any portion of the Indemnification Escrow Amount remains on deposit under the Escrow Agreement, then the Purchaser and the Sellers’ Representative shall provide joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the applicable portion of such Indemnification Escrow Amount to the Purchaser pursuant to the terms of the Escrow Agreement, and the Purchaser shall not make claims directly against any of the Sellers or any of the Owners for such indemnification obligations unless the amount of such indemnification claims exceed the amount of the Indemnification Escrow Amount remaining on deposit under the Escrow Agreement.
Section 8.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.8    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
Section 8.9    Exclusive Remedies. Subject to Section 2.7, Section 6.7, Section 6.8 or Section 10.8, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Section 8.10    Independent Significance. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement has independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.
Section 8.11    No Contribution. Notwithstanding anything herein to the contrary, after the Closing neither the Sellers nor the Owners shall have, and the Sellers and the Owners hereby irrevocably waive, any claims, causes of action and rights to sue or seek contribution, reimbursement or indemnification against or from the Purchaser or the Company for any Losses incurred, suffered, paid, sustained or indemnified by the Sellers or the Owners in connection with, arising out of, based upon, relating to or otherwise involving this Agreement, including any breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of the Sellers and the Purchaser;
(b)    by the Purchaser by written notice to the Seller if: (i) the Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company, any of the Sellers or any of the Owners pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by the Sellers within ten (10) days of the Seller’s receipt of written notice of such breach from the Purchaser; or (ii) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by October 31, 2015, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by the Sellers by written notice to the Purchaser if: (i) neither the Company, any of the Sellers nor any of the Owners is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by the Purchaser within ten (10) days of the Purchaser’s receipt of written notice of such breach from the Sellers; or (ii) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by October 31, 2015, unless such failure shall be due to the failure of the Company, any Seller or any Owner to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by any of them prior to the Closing; or

(d)    by the Purchaser or the Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.
Section 9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article IX and Article X; and (b) that nothing herein shall relieve any Party from Liability for any willful breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
Section 10.1    Assignment; No Third Party Rights. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser may assign or delegate all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates and institutional lenders without the prior written consent of the Company, the Sellers or the Owners. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.2    Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to: if to the Company (before Closing) or the Sellers or the Owners: Gordon D. Satrum, 9751 S. Hwy 170, Canby, OR 97013; Telephone: 503-651-0000; E-mail: gsatrum@willamette-egg.com; with a copy (which shall not constitute notice): Joseph T. Hagen, Hagen, O’Connell & Hval LLP, 8555 SW Apple Way, Suite 300, Portland, Oregon 97225, Telephone: 503-227-2900; E-mail: jhagen@hagenoconnell.com; if to the Purchaser: M. G. Waldbaum Company, c/o Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, MO 63144, Attention: Diedre J. Gray, SVP, General Counsel & Administration, Secretary; E-mail: diedre.gray@postholdings.com; with a copy to (which shall not constitute notice): Lewis Rice LLC, 600 Washington Avenue, Suite 2500, St. Louis, Missouri 63101; Attention: Tom W. Zook; Telephone: (314) 444-7600; E-mail: tzook@lewisrice.com; or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.
Section 10.3    Choice of Law; Venue and Forum.
(a)    All matters relating to or arising out of this Agreement or any transactions contemplated by this Agreement and the Ancillary Agreements and the rights of the Parties (whether sounding in contract, tort, or otherwise) shall be governed by and construed and interpreted under the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other Law.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS IN THE STATE OF DELAWARE, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3(c).
Section 10.4    Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements and certificates to be entered into or executed by the Parties in connection with this Agreement, together with all Exhibits and Schedules hereto and thereto (including the Disclosure Schedules), constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided, however, that, as provided in Section 6.14, the Confidentiality Agreement shall survive and shall not be superseded by the execution of this Agreement and the other agreements and certificates to be entered into or executed by the Parties in accordance herewith. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.5    Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission or by electronic mail, and a facsimile or electronic copy of this Agreement or of a signature of a Party shall be effective as an original.

Section 10.6    Expenses. Except as otherwise expressly specified in this Agreement, each Party to this Agreement shall pay its or his own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect, whether or not the Closing shall have occurred; provided, however, that (a) the Purchaser and the Sellers shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, and (b) the Purchaser shall be responsible for one-half of the fees for the Environmental Reports, and (c) the Purchaser shall be responsible for one-half of the costs for Title Commitments, Title Policies, surveys and zoning letters for the Company Real Estate under Section 6.10.
Section 10.7    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 10.8    Specific Performance. Each of the Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce it rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security).
Section 10.9    Sellers’ Representative. Each Seller and Owner constitutes and appoints Gordon D. Satrum as the Sellers’ Representative and such Seller’s and such Owner’s true and lawful attorney in fact to act on such Seller’s and such Owner’s behalf in the absolute discretion of the Sellers’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement. This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and shall not be terminated by any act of any Seller, any Owner or by operation of Law, whether by the death, dissolution or incapacity of any Seller or Owner or by the occurrence of any other event. Each Seller and each Owner consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative. Each Seller and each Owner agrees that the Sellers’ Representative shall have no obligation or liability to any Person for any action taken or omitted by the Sellers’ Representative in good faith, and each Seller and each Owner shall indemnify and hold harmless the Sellers’ Representative from, and shall pay to the Sellers’ Representative the amount of, or reimburse the Sellers’ Representative for, any Loss that the Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by the Sellers’ Representative in the performance of its obligations as the Sellers’ Representative under this Agreement. The Sellers’ Representative, solely in his capacity as such, has no obligation to incur or pay any expense in connection with his services as the Sellers’ Representative. The Sellers shall be responsible to the Purchaser for any breach by the Sellers’ Representative of his obligations hereunder. The Sellers’ Representative may resign at any time. The Sellers’ Representative may be changed or replaced, and any vacancy in the position of Sellers’ Representative may be filled, in each case by affirmative majority action of the Sellers and the Owners. No bond shall be required of the Sellers’ Representative. The Sellers’ Representative shall inform the Purchaser of any such resignation or other change. The Purchaser shall be entitled to rely on all statements, actions, representations and decisions of the Sellers’ Representative as being the binding acts of all Sellers and all Owners or any of them, notwithstanding any communication from any Seller or any Owner to the contrary.

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IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

M. G. WALDBAUM COMPANY

By:	/s/ Diedre J. Gray
Diedre J. Gray, Assistant Secretary

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Signature Page to Membership Interest Purchase Agreement

COMPANY:

WILLAMETTE EGG FARMS, L.L.C.

By:	/s/ Gordon D. Satrum
Gordon D. Satrum, Chief Executive Officer

SELLERS:

WEF, INC.

By:	/s/ Gordon D. Satrum
Gordon D. Satrum, Chief Executive Officer

GREGORY D. SATRUM LIVING TRUST U/A/D 4/19/12

By:	/s/ Gregory D. Satrum
Gregory D. Satrum, Trustee

OWNERS:

DANIEL F. CUNNINGHAM REVOCABLE LIVING TRUST U/A/D APRIL 22, 1991, AS AMENDED

By:	/s/ Daniel F. Cunningham
Daniel F. Cunningham, Trustee

DANIEL F. CUNNINGHAM IRREVOCABLE TRUST U/A/D JUNE 19, 2015

By:	/s/ Daniel F. Cunningham
Daniel F. Cunningham, Trustee

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Signature Page to Membership Interest Purchase Agreement

/s/ Gordon D. Satrum
GORDON D. SATRUM

GORDON D. SATRUM IRREVOCABLE TRUST U/A/D JUNE 19, 2015

By:	/s/ Gordon D. Satrum
Gordon D. Satrum, Trustee

IRREVOCABLE TRUST FOR KARIN M. SATRUM U/A/D 12/31/2012

By:	/s/ Karin M. Satrum
Karin M. Satrum, Trustee

IRREVOCABLE TRUST FOR JOY L. CUNNINGHAM U/A/D 12/31/2012

By:	/s/ Joy L. Cunningham
Joy L. Cunningham, Trustee

SELLERS’ REPRESENTATIVE:

/s/ Gordon D. Satrum
GORDON D. SATRUM

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Signature Page to Membership Interest Purchase Agreement